Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED SUB-LICENSE AGREEMENT

BETWEEN

MARCAS MODELO, S. DE R.L. DE C.V.

AND

CONSTELLATION BEERS LTD.

DATED: JUNE 7, 2013

AMENDED AND RESTATED SUB-LICENSE AGREEMENT

This Amended and Restated Sub-license Agreement (“Agreement”), dated this 7th day of June, 2013, is by and between Marcas Modelo, S. de R.L. de C.V., organized under the laws of Mexico (“Marcas Modelo”), and Constellation Beers Ltd., a Maryland corporation (“Constellation Beers”), and amends and replaces, in its entirety, that certain Sublicense Agreement dated the 2nd day of January, 2007, as subsequently amended (the “Original Agreement”) by and between Marcas Modelo and Crown Imports LLC, a Delaware limited liability company (“Crown”).

WITNESSETH:

WHEREAS, on July 17, 2006, Diblo, S.A. de C.V., a Mexican variable stock corporation, and Barton Beers, Ltd., a Maryland corporation (“Barton”), agreed to establish and engage in a joint venture for the principal purpose of importing, marketing and selling Product (as defined below), and, in connection therewith, on January 2, 2007, caused Crown to be formed and Crown and Extrade II, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Extrade II”) to enter into the Original Agreement;

WHEREAS, on February 4, 2009, Barton changed its name to Constellation Beers Ltd.;

WHEREAS, on June 28, 2012, Anheuser-Busch InBev SA/NV (“ABI”), Constellation Brands, Inc. (“Constellation”), Constellation Beers and Constellation Brands Beach Holdings, Inc. (“Beach Holdings”) entered into that certain Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”), pursuant to which ABI and Constellation agreed, inter alia, to amend and restate the Original Agreement;

WHEREAS, on February 13, 2013, ABI, Constellation, Constellation Beers and Beach Holdings amended the Membership Interest Purchase Agreement to provide for the amendment and restatement of the Original Agreement as set forth herein;

WHEREAS, on April 19, 2013, ABI, Constellation, Constellation Beers and Beach Holdings further amended the Membership Interest Purchase Agreement;

WHEREAS, on February 13 2013, ABI and Constellation have entered into that certain Stock Purchase Agreement (the “Brewery SPA”), pursuant to which Constellation agreed to purchase, or cause to be purchased by its designee(s), all of the issued and outstanding shares of capital stock of Compañia Cervecera de Coahuila, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico, and all of the issued and outstanding shares of capital stock of Servicios Modelo de Coahuila, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico;

WHEREAS, on February 13, 2013, ABI and Constellation amended the Brewery SPA;

WHEREAS, pursuant to the Interim Supply Agreement (as defined below), beginning on the date hereof, Grupo Modelo (defined below) will supply to Crown Interim Products (as defined below);

WHEREAS, substantially contemporaneously with the execution of this Agreement, Constellation Beers or its assignee intends to sublicense directly or indirectly certain rights provided by this Agreement to Crown (the “Crown Sub-License”);

WHEREAS, for United States federal income tax purposes, Marcas Modelo and Constellation Beers intend to treat the execution of this Agreement together with the Crown Sub-License as a sale by Marcas Modelo of its rights and responsibilities under the Original Agreement, together with such other rights and responsibilities as are further described in this Agreement, to Constellation Beers in exchange for all or a portion of the payments provided for in that certain Brewery SPA, dated as of February 13, 2013, as amended by the First Amendment to Stock Purchase Agreement, made and entered into as of April 19, 2013, between ABI and Constellation; and

WHEREAS, it is the intent of the parties that Constellation Beers shall have the right to make, and have made Importer Products (as defined below), pursuant to the terms of this Agreement and Marcas Modelo agrees to grant Constellation Beers the rights set forth herein with respect thereto.

NOW, THEREFORE, in consideration of the payment as provided for in that certain Brewery SPA, dated as of February 13, 2013, as amended by the First Amendment to Stock Purchase Agreement, made and entered into as of April 19, 2013, between ABI and Constellation, and those covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 For purposes of this Agreement, the following terms have the meanings set forth below:

“ABI” has the meaning assigned to that term in the Recitals.

“Abandoned Trademarks” means those trademarks evidenced by the trademark applications and registrations described in Exhibit A to this Agreement.

“Additional Trademarks” means those trademarks evidenced by the trademark applications and registrations described in Exhibit B to this Agreement, as such Exhibit may be amended or supplemented from time to time in accordance with this Agreement.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned to that term in the Preamble.

“Bankruptcy Code” has the meaning assigned to that term in Section 9.11.

“Barton” has the meaning assigned to that term in the Recitals.

“Beach Holdings” has the meaning assigned to that term in the Recitals.

“Beer” means beer, ale, porter, stout, malt beverages, and any other versions or combinations of the foregoing, including non-alcoholic versions of any of the foregoing.

“Bottle Designs” means the shape and designs of bottles that bear any Trademark or constitute Trade Dress.

“Brand Extension Beer” means Beer packaged in Containers bearing a Brand Extension Mark.

“Brand Extension Mark” means a Mark that is a derivative of one or more of the Trademarks for use in the marketing, merchandising, promotion, advertisement (including sponsorship activities in connection with the foregoing), licensing, distribution and sale of Mexican-style Beer.

“Brand Guidelines” means the applicable Brand Guidelines for an Interim Product or Importer Product as attached hereto as Exhibit C.

“Brewery SPA” has the meaning assigned to that term in the Recitals.

“Brewing Territory” means Mexico; provided, however, if at any time after the date of this Agreement (a) Modelo Group manufacturers or has manufactured on its behalf any Product outside of Mexico (other than as a result of a Force Majeure Event, and in that case, only to the extent of, and for the duration of, such Force Majeure Event), the “Brewing Territory” with respect to such Product shall automatically be deemed to be worldwide (including, for clarity, for purposes of brewing using a high gravity process); and (b) upon occurrence of a Force Majeure Event adversely affecting the capacity of the brewing facilities of Constellation or its Affiliates in Mexico to meet demand for Products, then, for the duration of such Force Majeure Event, the Brewing Territory with respect to Beer produced at such facility shall be worldwide (including, for clarity, for purposes of brewing using a high gravity process).

“Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or Mexico City, Mexico are authorized or obligated by law to close.

“Chelada Trademarks” means those Trademarks evidenced by the trademark registrations and applications described in Exhibit E to this Agreement.

“Confidential Information” means all information and materials regarding the business of either party that are identified in writing by the party to be confidential information or which a party should reasonably believe to be confidential information of a party, including business plans, formulas, know-how, Yeast, financial information, historical financial statements, financial projections and budgets, historical and projected sales, pricing strategies and other pricing information, marketing plans, research and consumer insights, capital spending budgets and plans, the names and backgrounds of key personnel, personnel policies, plans, training techniques and materials, organizational strategies and plans, employment or consulting agreement information, customer agreements and information (including for distributors or retailers), names and terms of arrangements with vendors or suppliers, or other similar information, all of which includes all non-public data, information and materials delivered to Marcas Modelo or Grupo Modelo pursuant to the inspection rights set forth herein, including Sections 3.6, 3.7 and 3.8, whether or not marked as or otherwise reasonably believed to be confidential. Inadvertent failure to identify information as confidential, may be corrected by the producing person by written notice to the other party, and once confidential information has been identified as Confidential Information by a party, failure to do so in all communications containing that information shall not cause the information to be treated in a non-confidential manner. “Confidential Information” does not include, however, information which (a) is or becomes generally available to the public other than as a result of a breach by the receiving party or its Affiliates of its obligations of confidentiality and non-use set forth herein, (b) was available to the receiving party or its Affiliates on a non-confidential basis prior to its disclosure by the disclosing party, or (c) becomes available to the receiving party on a non-confidential basis from a person other than Constellation Beers or any of its Affiliates.

“Confidentiality Agreement” has the meaning assigned to that term in Section 9.6.

“confusingly similar” (or “likely to cause confusion”) means, with respect to any use of a Mark or elements of trade dress that are protectable under applicable law, that such use would be determined to give rise to a likelihood of confusion pursuant to federal trademark law as interpreted and applied in the federal courts in the State of New York.

“Constellation” has the meaning assigned to that term in the Recitals.

“Constellation Beers” shall have the meaning assigned to that term in the Preamble, and shall include any assign of Constellation Beers permitted under Section 9.1 of this Agreement.

“Constellation Beers Indemnitees” has the meaning assigned to that term in Section 5.2.

“Container” means the bottle, can, keg or similar receptacle in which the Beer is directly placed.

“Crown” has the meaning assigned to that term in the Preamble.

“Crown Sub-License” has the meaning assigned to that term in the Recitals.

“Crown Trademarks” means those Trademarks evidenced by the following trademark registration numbers 3,584,879 (Crown Imports) and 3,581,601 (Crown Imports and Design).

“Damages” has the meaning assigned to that term in Section 5.1.

“Disagreement Notice” has the meaning assigned to that term in Section 3.10(b).

“Eligible Supplier” means a Person, other than Constellation Beers and Grupo Modelo, that is capable of manufacturing Importer Products in a manner that meets or exceeds the Quality Standards.

“Extrade II” has the meaning assigned to that term in the Recitals.

“Force Majeure Event” means events or circumstances beyond the reasonable control of a party that significantly interfere with such party’s ability to manufacture Product at any brewing facility or deliver the Products to the Territory such as such events or circumstances arising from acts of God, strikes, lockouts or industrial disputes or disturbances, changes in law or governmental regulations, any taking or pending taking in condemnation or under the right of eminent domain or similar right, acts of civil or military authorities, civil disturbances, arrests or restraint from rulers or people, wars, acts of terrorism, riots, blockades, insurrections, epidemics, blights, plagues, landslides, lightning, earthquakes, fire, storm, weather, floods, washouts, explosions, strikes, the inability to obtain raw materials, the malfunction or breakdown of any machinery or equipment, the failure or malfunction of any utilities, telecommunications systems or common carriers, any labor, material or fuel shortages, or other physical supply or distribution constraints.

“Foreign Bankruptcy Law” has the meaning assigned to that term in Section 9.11.

“Grupo Modelo” means Grupo Modelo, S.A.B. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico, and its Subsidiaries, or any of them.

“Importer Product” means Product or Brand Extension Beer produced in the Brewing Territory by Constellation Beers or on behalf of Constellation Beers or an Affiliate of Constellation Beers by a Supplier pursuant to a Supply Agreement, in each case, solely for import, distribution and sale, including resale, by Constellation Beers in the Territory.

“Interim Product” means Product supplied to Constellation Beers pursuant to the Interim Supply Agreement.

“Interim Supply Agreement” means that certain Interim Supply Agreement dated as of June 7, 2013 by and between Grupo Modelo, S.A.B de C.V., and Crown.

“law”, unless otherwise expressly stated in this Agreement, includes statutes, regulations, decrees, ordinances and other governmental requirements, whether federal, state, local or of other authority.

“Liability Insurance” has the meaning assigned to that term in Section 5.3.

“Licensed Copyrights” means all copyrights owned by either Constellation Beers or its Affiliates or Grupo Modelo, in each case, in and to Marketing Materials and Secondary Marketing Materials, as applicable.

“Licensed Intellectual Property” means the Licensed Copyrights, Licensed Other IP, Licensed Patents and the Trademarks.

“Licensed Other IP” means any of the following rights, including intellectual property rights, that are owned or controlled by Grupo Modelo existing as of the date of this Agreement or required to be provided pursuant to this Agreement with respect to Interim Products or Importer Products: (a) the Recipes, (b) the trade secrets and know-how (including methods and processes), that are used for formulating, manufacturing, producing and packaging Products including any such rights in and to Yeast, (c) protectable elements of the Trade Dress, and (d) the mold designs that may be protectable that are used in the manufacturing process of Containers for the Products for import, distribution and sale in the Territory.

“Licensed Patents” means all patents and any pending patent applications, if any, that are (a) owned as of the date of this Agreement by Grupo Modelo entities that are engaged in brewing, bottling or packaging of Products for distribution in the Territory (including divisions, continuations, continuations-in-part, extensions and reissues claiming priority to any of the foregoing patents or patent applications), and (b) practiced as of the date of this Agreement by Grupo Modelo in the formulation, manufacture, production or packaging of Products for distribution in the Territory.

“Marcas Modelo” has the meaning assigned to that term in the Preamble.

“Marketing Materials” means sales collateral, promotional materials, advertisements, slogans, taglines, developed by either Constellation Beers or its Affiliates or Grupo Modelo, whether or not works of authorship, registered or unregistered, used in conjunction with the advertising, promotion and marketing of Products in the Territory, provided, however, that “Secondary Marketing Materials” are not included therein.

“Marks” means any and all trademarks, service marks, trade names, taglines, company names, and logos, including unregistered and common-law rights in the foregoing, and rights under registrations of and applications to register the foregoing.

“Membership Interest Purchase Agreement” has the meaning assigned to that term in the Recitals.

“Mexican-style Beer” means any Beer bearing the Trademarks that does not bear any trademarks, trade names or trade dress that would reasonably be interpreted to imply to consumers in the Territory an origin other than Mexico.

“Modelo Group” means Grupo Modelo and all Persons that, now or in the future, are related to Grupo Modelo by virtue of Grupo Modelo’s direct or indirect share ownership in such Person, and any Affiliates thereof, and ABI, Anheuser-Busch Companies, LLC, Anheuser-Busch International, Inc., Anheuser-Busch International Holdings, LLC, and any of their respective Affiliates.

“Modelo Indemnitees” has the meaning assigned to that term in Section 5.1.

“Non-Exclusive Trademarks” means those Trademarks evidenced by the trademark registrations and applications described in Exhibit F to this Agreement.

“Original Agreement” has the meaning assigned to that term in the Preamble.

“Packaging” means cases, cartons or the like into which Containers may be placed, or other packaging into which such cases, cartons or the like themselves may be placed for transport, shipping or display, or delivery to consumers.

“Parent Product” means a Product bearing a Parent Trademark.

“Parent Trademark” means a Trademark from which a Brand Extension Mark is derived.

“Permitted Corporate Reference” has the meaning assigned to that term in Section 2.5(b).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, a company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Product” means Beer packaged in Containers bearing one or more of the Trademarks.

“Qualified Brewmaster” means a brewmaster that is independent and impartial and recognized in the Beer brewing industry for his or her expertise relating to the subject matter at issue.

“Quality Default” means either (a) a defect in a Product or Packaging, or (b) a deviation from the intended recipe and taste formula or Technical Specifications for any Product which causes an adverse change in intended taste, consistency or mouth feel of the Product, in each case, that would reasonably be perceptible by a consumer.

“Quality Default Cure Failure” has the meaning assigned to that term in Section 3.10(a).

“Quality Default Cure Failure Notice” has the meaning assigned to that term in Section 3.10(a).

“Quality Default Notice” has the meaning assigned to that term in Section 3.10(a).

“Quality Standards” with respect to the Beer, means that such Beer is consistently produced pursuant to the Recipe and Technical Specifications for such Product without a Quality Default; provided, however, that in all cases the Product, including physical and sensory characteristics of such Product, shall be merchantable, meet any applicable regulatory standards, and shall be free from microbiological defects and defects in aroma, flavor or appearance, such that such Importer Product would not be deemed to be defective by a Qualified Brewmaster.

With respect to Containers, “Quality Standards” means that they are merchantable, meet any applicable regulatory standards, and are sufficient to contain, ship and store Product for the requisite planned period as set out in Section 3.3.

“Recipe” means the description and measure of ingredients, raw materials, yeast cultures, formulas, brewing processes, equipment, and other information that is reasonably necessary for a brewmaster to produce a particular Beer and includes any Recipe for a Product existing as of the date hereof and any Recipe delivered by either party to the other party under this Agreement, or otherwise used or developed in compliance with this Agreement, after the date hereof, including any change to a Recipe permitted pursuant to the terms of this Agreement.

“representatives” means, with respect to Marcas Modelo, any employee or agent of Marcas Modelo, but excluding any employee or agent involved in the marketing, sale, production or pricing of Beer in the Territory for the Modelo Group.

“Secondary Marketing Materials” means images, photography, displays, slogans, taglines which do not employ the Trademarks or the Trade Dress; for clarity, event promotional materials, colors of displays and the like shall be considered “Secondary Marketing Materials.”

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one (1) or more of its other Subsidiaries or by one (1) or more of such Person’s other Subsidiaries.

“Supplier” means an Eligible Supplier that has entered into a Supply Agreement with Constellation Beers.

“Supply Agreement” means an agreement that complies with the requirements set forth in this Agreement between Constellation Beers and an Eligible Supplier for such Eligible Supplier to manufacture, bottle or package Importer Products.

“Technical Specifications” means those technical specifications used by or on behalf of Marcas Modelo or any of its Affiliates with respect to the manufacture, bottling and packaging of Importer Products or Interim Products as may be amended from time to time as permitted in this Agreement. It shall not be considered a breach hereof if technical specifications and processes are changed to equivalent technical specifications and processes, so long as the resulting technical and chemical attributes of the Products resulting therefrom do not impair the finished product, as would be determined by a reasonable Qualified Brewmaster.

“Territory” means the fifty states of the United States of America, the District of Columbia and Guam.

“Third Party” means a Person other than Marcas Modelo and its Affiliates and other than Constellation Beers and its Affiliates.

“Trade Dress” means the print, style, font, color, graphics, labels, packaging and other elements of trade dress (including Bottle Designs or other Container designs) that are (a) used on or in connection with Products as of the date hereof (including the Bottle Designs as of the date hereof for Corona, Negra Modelo and Modelo Especial), or (b) permitted pursuant to this Agreement after the date hereof to be used in connection with the marketing, merchandising, promotion, advertisement, licensing, distribution and sale of Products in the Territory.

“Trademarks” means those trademarks evidenced by the trademark applications and registrations described in either Exhibit B or in Exhibit D to this Agreement, as such Exhibits may be amended or supplemented from time to time in accordance with this Agreement.

“Transition Period” means (a) for Packaging, a period not to exceed eighteen (18) months after the date of this Agreement, and (b) for Containers, a period not to exceed twelve (12) months after the date of this Agreement.

“USPTO” means the United States Patent and Trademark Office.

“West Coast Importer Agreement” means the importer agreement, dated as of November 22, 1996, by and between Barton and Extrade, S.A. de C.V., as amended.

“Yeast” means yeast that complies with the Recipes for (a) any Product existing as of the date hereof or (b) any Brand Extension Beer marketed by (i) Marcas Modelo or Grupo Modelo in Mexico or Canada or (ii) Constellation Beers or any of its Affiliates in the Territory, in each of clauses (i) and (ii), following the date of this Agreement.

1.2 Construction

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context otherwise requires, references to statutes shall include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(e) All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE II

GRANT OF LICENSE; INTELLECTUAL PROPERTY; SUPPLY

2.1 Licenses.

(a) Trademarks. Subject to the terms and conditions of this Agreement, Marcas Modelo hereby grants, on behalf of itself and Grupo Modelo, to Constellation Beers an irrevocable, exclusive, fully paid-up, sub-license to use the Trademarks solely in connection with: (i) importing, advertising, promoting, marketing and selling Importer Products and Interim Products in the Territory; (ii) the application of the Trademarks to Importer Product in the course of manufacturing, bottling and packaging of Importer Products in the applicable Brewing Territory (which foregoing rights with respect to manufacturing, bottling and packaging are, for clarity, non-exclusive) solely for importation, distribution and sale, including resale, of such Importer Products by Constellation Beers in the Territory (which foregoing rights with respect to importation, distribution and sale in the Territory are exclusive); (iii) distributing in the Territory collateral sales and promotional materials for Importer Products and Interim Products in the Territory; and (iv) distributing in the Territory other items to be marketed and sold or provided without charge to consumers in conjunction with the advertising, promotion and marketing of Importer Products and Interim Products in the Territory. Any use of the Trademarks shall be subject to the provisions of Section 2.4 of this Agreement. Marcas Modelo represents and warrants to Constellation Beers that Marcas Modelo has full authority and right to grant the sub-licenses to Constellation Beers as set forth in this Agreement. For the purposes of this Agreement, it is understood that the use by Constellation Beers of the Trademarks in connection with advertising and promotional material as authorized under this Section 2.1 that may be accessible to Persons residing outside the Territory, (such as the use in a Uniform Resource Locator (URL), domain or similar future electronic address or on an internet site or in a periodical that may have some distribution outside the Territory or use with respect to any Facebook® page, Twitter® account, Pinterest® account or similar social media, telephone numbers, or other means of directing marketing or sales of Product in the Territory which may contain the Trademarks, whether such means are now known or developed in the future), shall not be a violation of this Agreement provided that: (a) the media chosen is not primarily directed to Persons residing outside the Territory or chosen with the intent of communicating with Persons residing outside the Territory as in the case of a website with an address indicating a source in a foreign country (e.g. .ca) or a periodical that is primarily distributed to Persons outside the Territory; and (b) Constellation Beers is in compliance with Section 2.12(f) below. Notwithstanding anything set forth in this Agreement, Constellation Beers shall have the right to use in the Territory or Brewing Territory the name “Crown” and the Crown Trademarks as its corporate or trade name for the purposes of identifying itself in print (or any other visually perceptible medium) in each case accompanied by an appropriate corporate identifier such as “Crown Imports LLC” (which use in association with products must also include a designation of the product as having been “bottled by”, “produced by”, “hecho”, or “imported by” or the like by such company), as required by law or regulation, or for purposes of government filings, corporate annual reports and other uses that would constitute “fair use” under applicable trademark law, provided, however, in each case, that Constellation Beers shall not, and shall cause its Affiliates not to, use the word “Crown” or the Crown Trademarks in any form or combination as a product brand name for a Beer.

(b) Licensed Other IP. Subject to the terms and conditions of this Agreement, Marcas Modelo hereby grants, on behalf of itself and Grupo Modelo, to Constellation Beers an irrevocable, fully paid-up sub-license to use the Licensed Other IP solely in connection with (i) importing, advertising, promoting, marketing and selling Importer Products and Interim Products in the Territory; (ii) manufacturing, bottling and packaging of Importer Products in the applicable Brewing Territory, solely for distribution and sale, including resale, of such Importer Products by Constellation Beers in the Territory; (iii) distributing in the Territory collateral sales and promotional materials for promotion of Importer Products and Interim Products for sale in the Territory; and (iv) distributing in the Territory other items to be marketed and sold or provided without charge to consumers in conjunction with the advertising, promotion and marketing of Importer Products and Interim Products in the Territory. The license rights granted in clause (ii) of this Section 2.1(b) shall be non-exclusive and the license granted in clauses (i), (iii), and (iv) of this Section 2.1(b) shall, subject to Sections 2.5(a) and 2.5(b), be exclusive solely in the Territory.

(c) Licensed Patents. Subject to the terms and conditions of this Agreement, Marcas Modelo hereby grants, on behalf of itself and Grupo Modelo, to Constellation Beers an irrevocable, fully paid-up license or sub-license (as applicable) under the Licensed Patents (i) to make, have made (by Suppliers in accordance with this Agreement) and use Importer Products in the applicable Brewing Territory, and (ii) to sell (directly and/or indirectly), offer to sell, import and otherwise dispose of Interim Products and Importer Products in the Territory. The license rights granted in clause (i) of this Section 2.1(c) shall be non-exclusive and the license granted in clause (ii) of this Section 2.1(c) shall be exclusive solely in the Territory.

(d) Licensed Copyrights.

(i) Subject to the terms and conditions of this Agreement, Marcas Modelo hereby grants, on behalf of itself and Grupo Modelo, to Constellation Beers an irrevocable, exclusive, fully paid-up license or sub-license (as applicable) under the Licensed Copyrights owned by Grupo Modelo in the Territory to copy, modify, create derivative works of, publicly display and distribute Marketing Materials or Secondary Marketing Materials existing at the time of entering into this Agreement to the extent that they may have been transferred by or on behalf of Crown to Grupo Modelo under the Original Agreement, in each case solely in connection with the marketing, promotion and sale of Importer Products and Interim Product in the Territory.

(ii) Subject to the terms and conditions of this Agreement, Constellation Beers hereby grants to Marcas Modelo and its Affiliates an irrevocable, exclusive, fully paid-up license or sub-license (as applicable) under the Licensed Copyrights owned by Constellation Beers or its Affiliates outside of the Territory to copy, modify, create derivative works of, publicly display and distribute Marketing Materials and Secondary Marketing Materials existing as of the date of this Agreement, in each case solely in connection with the marketing, promotion and sale of Products outside of the Territory.

(e) Constellation Use of “Modelo”. Constellation Beers shall have the right to use the term “Cerveceria Modelo” or any derivation thereof (i) in the Territory as such term is included in the Trademarks or Trade Dress as currently existing (or to substitute for uses of “Grupo Modelo” in the Trademarks and Trade Dress currently used in the Products), (ii) for the purposes of identifying in print (or any other visually perceptible medium) that Importer Products marketed and sold in the Territory have been “bottled by”, “produced by”, “made by”, “hecho”, “imported by” of the like by “Cerveceria Modelo, and (iii) as the fictitious name or “d/b/a” for its brewery located in Mexico, in each case, (1) only in connection with the exercise of the licenses granted in this Section 2.1, and (2) provided that such use is not likely to cause confusion with the uses described in Section 2.5(b). Marcas Modelo will reasonably cooperate at the cost of Constellation Beers in reasonable requests of Constellation Beers to establish the rights identified in the foregoing clauses (i) through (iii) of this Section 2.1(e). All rights set forth in this Section 2.1(e) are provided on an “AS IS” basis without any warranty of any kind, express or implied, including as to the sufficiency of rights or the compliance of any exercise of such rights with applicable laws. Constellation will use reasonable efforts to wind-down all uses of the term “Grupo Modelo” or “Modelo Group” as soon as reasonably practicable after the date of this Agreement and shall ceases all such uses in connection with any Beer products marketed or sold in the Territory within the Transition Period. Nothing in this Agreement shall prevent Constellation Beers from using “Cerveza Modelo” or derivatives thereof in the promotion or sale of Importer Products in the Territory. Constellation Beers shall have the right to use “Cerveza Modelo” or any derivation thereof. Notwithstanding the foregoing, and except during the Transition Period, the name “Cerveceria Modelo” or “Cerveceria del Pacifico” will be used only as a trade name and not with any foreign corporate identifier such as “S.A. de C.V. – Mexico” or “S.A” or other such identifier that may be likely to cause confusion with the brewery entity owned by Grupo Modelo.

(f) Chelada Trademarks. Notwithstanding Section 2.1(a), Constellation Beers acknowledges and agrees that it is in the mutual interests of the parties to avoid the potential for consumer confusion arising from the use of similar Marks, and absent any change, there may be a potential for confusion with respect to the Chelada Trademarks and certain existing Marks of the Modelo Group. Accordingly, Constellation Beers agrees that it will as soon as reasonably practicable after the date of this Agreement, but in any case within the Transition Period, cease all use of the Chelada Trademarks in their existing form including on labels and other Containers for Products, provided that, Constellation Beers may adopt or use Trademarks evidenced in the Chelada Trademarks that do not contain a depiction of the glass in the background of those Trademarks, and at the discretion of Constellation Beers, it may file and maintain applications for such registrations so modified subject to the terms and conditions of Section 2.8.

(g) Non-Exclusive Trademarks. Notwithstanding Section 2.1(a), the rights of Constellation Beers under Section 2.1(a) shall be deemed to be non-exclusive right respect to the Non-Exclusive Trademarks, and Marcas Modelo shall retain the right to use and sublicense the Non-Exclusive Trademarks or otherwise refer to the terms “Familiar”, “Cinco” or “Cinco De

Mayo” or similar terms for any purpose including in connection with the marketing, promotion, distribution and sale of Beer in the Territory.

(h) Materials. For avoidance of doubt, Constellation Beers shall have the right to purchase raw materials, including recipe ingredients and Containers, anywhere in the world so long as they comply with the Quality Standards; provided, that the actual brewing and bottling of Importer Product shall take place in the applicable Brewing Territory in accordance with the terms and conditions of this Agreement.

(i) Certain Trade Names. In connection with the exclusive license granted in Section 2.1(a) above, Marcas Modelo and any other member of the Modelo Group shall not use in the Territory any Trademark as a corporate or trade name in connection with the importation, sale, distribution or marketing of Beer in the Territory, except as permitted in Section 2.5(b) below, and, further, Marcas Modelo or any of its Affiliates may not use any Abandoned Trademark on any Beer marketed or sold in the Territory in a manner which is likely to cause confusion.

2.2 Changes to Recipes.

(a) Should Marcas Modelo or Grupo Modelo (i) use any Recipe for any Brand Extension Beer marketed by Marcas Modelo or Grupo Modelo in Mexico or Canada after the Effective Date or (ii) make any reasonably perceptible change to any Recipe for any Product or any such Brand Extension Beer marketed in Mexico or Canada, Marcas Modelo will notify Constellation Beers that such new Recipe is being used or that such change has been made (as applicable) and, at the request of Constellation Beers, Constellation Beers may (but shall not be obligated to) adopt such new or changed Recipe and, if Constellation Beers so elects, the new or changed Recipe and the Licensed Other IP with respect to such Recipe will be added to the licenses granted in Section 2.1 of this Agreement, at no additional cost or charge to Constellation Beers.

(b) Constellation Beers shall have the right to determine in its sole discretion any changes to the Beer Recipe it uses for each existing Product, which changes may be variations or derivatives of Recipes of such existing Products or entirely new Recipes, provided that such changed Recipes meet the Quality Standards. Should Constellation Beers or any of its Affiliates (i) use any Recipe for any Brand Extension Beer marketed by Constellation Beers or any of its Affiliates in the Territory after the Effective Date, or (ii) make any reasonably perceptible change to any Recipe for any Product or any such Brand Extension Beer marketed in the Territory, Constellation Beers will notify Marcas Modelo that such new Recipe is being used or that such change has been made (as applicable) and, at the request of Marcas Modelo, Marcas Modelo may (but shall not be obligated to) adopt such new or changed Recipe and, if Marcas Modelo so elects, the new or changed Recipe and the Licensed Other IP with respect to such Recipe will be deemed to be licensed by Constellation Beers to Grupo Modelo on the same terms as the grants to Constellation Beers under Section 2.1, provided that the territory for such license shall be for production worldwide and solely for distribution of product outside of the Territory.

2.3 Amendment of Trademark Exhibits. Exhibit B and Exhibit D shall be amended to reflect any Marks (including Brand Extension Marks) added to or removed from or deemed to be added to or removed from Exhibit B or Exhibit D pursuant to the terms of this Agreement (including the addition of Trademarks in accordance with Section 2.8(b), the removal of Trademarks in accordance with Section 2.8(c), and the removal of Trademarks associated with brands abandoned by Constellation Beers as set forth in Section 2.14).

2.4 Acceptable Trademark Use.

(a) Form of Trademarks. Constellation Beers may not use or allow the use of any of the Trademarks, including use on labels, packaging, promotional materials, displays and in advertising and promotion, except in a form, color, style and appearance reasonably consistent with the applicable Brand Guidelines.

(b) Prior Use. Subject to Section 2.4(a), for purposes of this Agreement, (i) any materials supplied by or on behalf of Marcas Modelo to Constellation Beers bearing any of the Trademarks for use in connection with the performance of this Agreement and Importer Agreement or the Original Agreement, (ii) any materials previously used by Crown or Barton with the knowledge of Grupo Modelo, including pursuant to the West Coast Importer Agreement, the Modelo Sub-license Agreement, and/or the Pacifico Sub-license Agreement by and between Procermex, Inc. and Barton dated November 22, 1996, and (iii) any materials previously used by Crown with the knowledge of Grupo Modelo pursuant to the Original Agreement and Importer Agreement, shall be deemed to comply with the terms and conditions of this Agreement for ordinary use in the performance of this Agreement.

2.5 Retained Rights and Obligations of Marcas Modelo.

(a) Notwithstanding Section 2.1, Marcas Modelo may use and may grant sub-licenses to use the Trademarks in the Territory in connection with (i) existing sponsorship activities, including any promotion, marketing or advertising of the Importer Products and Interim Products in the Territory that Marcas Modelo or its Affiliates is required to conduct pursuant to an agreement with a Third Party in effect on the date hereof until such agreement is terminated or expires in accordance with its terms, (ii) global sponsorship and worldwide promotional activities, including any internet-based or social media promotion, marketing or advertising of the Importer Products and Interim Products, as long as such activities are not primarily directed to Persons in the Territory, even if such activities involve advertising and other similar content that may be located in the Territory or accessible to Persons residing in the Territory, (iii) distributing or otherwise providing promotional materials or merchandise with charge or merchandise in the Territory solely in connection with the activities described in clauses (i) and (ii) of Section 2.5(a) above or in connection with contractual commitments of Grupo Modelo existing as of the date of this Agreement, provided that such contractual commitments are not voluntarily renewed by Grupo Modelo and Marcas Modelo uses commercially reasonable efforts to wind-down and terminate such commitments without incurring liabilities or breaching any obligation, and (iv) of government filings, corporate annual reports, printed historical references and other print uses that would constitute “fair use” under applicable trademark law.

(b) Notwithstanding anything set forth in this Agreement, Marcas Modelo and Grupo Modelo shall have the right to use inside the Territory (i) “Cerveceria Modelo”, or (ii) a corporate name including “Grupo Modelo”, and which in each case is accompanied by an appropriate corporate identifier, such as “Grupo Modelo S.A.de C.V.”, (collectively, “Permitted Corporate Reference”) for the purposes of identifying themselves in print (or any other visually perceptible medium) (which use in association with products or promotion of products must also include a designation of the product as having been “bottled by”, “produced by”, “made by”, “hecho”,“imported by” or the like by such company or brewery), so long as such Permitted Corporate Reference is not displayed on a consumer-facing label of a Container or primary consumer directed panel of Packaging unless required to comply with applicable laws in the Territory, or in a manner likely to cause confusion with respect to the Trademarks.

(c) Notwithstanding anything set forth in this Agreement, Marcas Modelo or Modelo Group may use the Permitted Corporate Reference, Trademarks or Trade Dress for purposes of government filings, corporate annual reports, printed historical references and other uses that would constitute “fair use” under applicable trademark law.

(d) Under no circumstances may “Modelo” be used by Marcas Modelo or any of its Affiliates in any form or combination as a product brand name for marketing, promotion or sale of Beer in Territory. Notwithstanding anything set forth in this Agreement, Marcas Modelo and its Affiliates may use any Internet domain name (or other, similar or successor electronic address) or social media (including Facebook® page, Twitter® account, Pinterest® account or the like) containing any of their corporate or trade names or respective Marks, including the Trademarks; provided that: (a) the media chosen is not primarily directed to Persons residing in the Territory or chosen with the intent of communicating with Persons residing in the Territory or a periodical that is primarily distributed to Persons in the Territory; and (b) Marcas Modelo or Grupo Modelo are in compliance with Section 2.5(f) below. Marcas Modelo and Constellation Beers shall reasonably cooperate to determine and agree upon in good faith appropriate and commercially reasonable policies and procedures for referring to the other party visitors to their respective websites or social media outlets that indicate an interest in the Products in the territory of the other party with the understanding that (i) online content directed to the marketing or sale of Importer Products to consumers in the Territory would be under the direction of Constellation Beers and (ii) online content directed to the marketing or sale of Products to consumers outside of the Territory would under the direction of Marcas Modelo. Constellation Beers obtains no right, title, or interest in or to any Marks hereunder other than the Trademarks, and all rights not granted to Constellation Beers hereunder are hereby expressly reserved. Nothing herein shall preclude Marcas Modelo or any member of the Modelo Group from (A) using any of their respective Marks, other than the Trademarks, for any purpose or (B) registering or displaying their respective Marks, in each case, other than the Trademarks, in any territory in the world, including the Territory.

(e) Marcas Modelo shall, and shall cause Grupo Modelo to, deliver to Constellation Beers copies of tangible embodiments of the Licensed Other IP used as of the date of this Agreement, or as required pursuant to Section 2.2 hereof, by Marcas Modelo or its Subsidiaries in brewing Product, as reasonably necessary for Constellation Beers to exercise its rights under clause (ii) of Section 2.1(b). Constellation Beers shall, and shall cause its applicable Affiliates to, deliver to Marcas Modelo copies of tangible embodiments of the Recipes as required pursuant to Section 2.2 hereof as reasonably necessary for Marcas Modelo to exercise its rights under Section 2.2(b).

(f) Marcas Modelo shall not, and shall not permit any member of the Modelo Group to, sell any Products to any buyers located in the Territory, and shall, and shall cause all members of the Modelo Group, to use commercially reasonable efforts to prevent buyers from reselling such Products in the Territory or in any manner not authorized by this Agreement (including by not selling to exporters or buyers who are known, or would reasonably be expected, to resell inside of the Territory); for clarity, it shall not be a breach of this Agreement to sell or distribute to cruise lines, airlines, tour operators and the like located outside of the Territory, so long as the Products are delivered outside of the Territory.

(g) Without limiting any rights of the parties at law or in equity, Marcas Modelo shall not, and shall not permit any member of the Modelo Group to, use any Mark in the marketing or promotion of Beer in the Territory that is confusingly similar with any Trademark (other than any Additional Trademark) or protectable elements of Trade Dress (including the protectable Bottle Designs as of the date hereof for Corona, Negra Modelo and Modelo Especial) in each case existing as of the date of this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit any rights of Anheuser-Busch Companies, LLC, or any of its Affiliates operating in the Territory (other than Grupo Modelo) to use, register or adopt any Mark or trade dress used on or before the date of this Agreement in connection with the marketing, promotion or distribution of Beer in the Territory, or the right of any such entities to challenge, oppose or assert likelihood of confusion against any Trademark or Trade Dress on the basis of any Mark owned by or activity of such entities; provided, however, that as to Trademarks and Trade Dress of the Products in each case licensed under this Agreement as of the date of this Agreement, (i) neither Anheuser-Busch Companies, LLC nor any their respective Affiliates shall challenge, oppose or assert likelihood of confusion with respect to existing uses of such Trademarks and Trade Dress, and (ii) neither Constellation Beers nor any of its Affiliates shall challenge, oppose or assert likelihood of confusion on the basis of such Trademarks and Trade Dress against any existing Marks or trade dress of Anheuser-Busch Companies, LLC or any their respective Affiliates. For clarity, nothing herein shall be construed to prohibit Constellation Beers from bringing in accordance with Section 2.9 an action at law or in equity for infringement under federal trademark law with respect to any Additional Trademark.

(h) For clarity, neither the supply by Marcas Modelo or its Affiliates of Products pursuant to the Interim Supply Agreement nor the performance of any written agreement by and between a member of the Modelo Group and Crown existing as of the Effective Date regarding the wholesale distribution of Product in the Territory will be deemed to be a breach or violation of the terms of this Agreement.

2.6 Sub-Licenses of Constellation Beers.

(a) Generally. Constellation Beers may grant to its wholesalers, distributors, promotional agents, vendors, Affiliates, and Suppliers limited sub-licenses of any or all its rights in Section 2.1, in each case only as reasonably necessary for each such sub-licensee to engage in the activity for which it was engaged by Constellation Beers and solely within the rights authorized by this Agreement. The agreement Constellation Beers routinely uses for any such sub-license of rights shall provide reasonable provisions for the use, protection and maintenance of the Licensed Intellectual Property in a manner that is consistent with this Agreement, and shall prohibit any further sub-licenses of the Licensed Intellectual Property, and Constellation Beers

shall use commercially reasonable efforts to enforce such agreements. Under no circumstances may any such sub-licensee use the Licensed Other IP or Licensed Patents to manufacture, bottle or package any products for its own account or for anyone other than Constellation Beers, except that where such sub-licensee is an Affiliate of Constellation Beers, such sub-licensee shall be deemed to be Constellation Beers for purposes of the requirement that Constellation Beers must manufacture, bottle or package Importer Products only for its own account. For purposes of clarification, Constellation Beers shall have the right to sub-license any or all of its rights under this Agreement (including the right to grant further sub-licenses) to any other Affiliate of Constellation, provided, that Constellation Beers notifies Marcas Modelo of any such sub-licenses, such sub-licensee agrees in writing to be bound by all terms and conditions of this Agreement and the sublicensor remains liable for its sub-licensee’s performance under this Agreement.

(b) Sub-Licenses to Suppliers. The right of Constellation Beers to grant sub-licenses to Suppliers or to any Affiliate with manufacturing rights or rights to grant sub-licenses to Suppliers under Section 2.6(a) is subject to and conditioned upon Constellation Beers’ compliance with the terms and conditions of this Section 2.6(b). Constellation Beers agrees to promptly notify Marcas Modelo of any such sub-licenses, the name of the Supplier or Affiliate (as applicable) and the location of its facilities if applicable. Any sub-license granted by Constellation Beers to a Supplier or Affiliate covered by this Section 2.6(b) shall permit Marcas Modelo sampling and inspection rights consistent with the terms of Section 3.7 for the Importer Products produced by such Supplier. Constellation Beers shall remain liable to Marcas Modelo for the conduct of all of its Suppliers and Affiliates covered by this Section 2.6(b) that would constitute a breach of this Agreement if done by Constellation Beers, such conduct being deemed a breach hereof by Constellation Beers.

2.7 Limitations on Marcas Modelo. Marcas Modelo agrees that its exercise of its rights hereunder or otherwise obtained shall provide it with no right to approve the marketing, promotion, advertising used or manufacture by Constellation Beers for Interim Products and Importer Products. Notwithstanding the foregoing, Marcas Modelo shall be entitled to enforce its rights under this Agreement.

2.8 Maintenance of Trademarks and Licensed Other IP.

(a) Existing Registrations and Applications. Marcas Modelo shall (i) pay or cause to be paid all maintenance fees, and take or cause to be taken such other reasonable administrative actions, in each case, necessary to maintain in force all the registrations in the Territory included in the Licensed Intellectual Property (except with respect to maintenance fees and administrative actions required to be taken by Constellation Beers pursuant to Section 2.8(b)), and (ii) diligently prosecute any applications for registration included in the Trademarks, Licensed Patents or with respect to the Licensed Other IP that are pending before the USPTO or other agency in the Territory as of the date hereof. Constellation Beers shall promptly reimburse Marcas Modelo for all reasonable out-of-pocket costs and expenses for the foregoing, including all maintenance and filing fees and reasonable attorneys’ fees. If Marcas Modelo fails to perform its obligations under this Section 2.8(a), Constellation Beers may take any such actions at its sole cost and expense, in which case Marcas Modelo will, and will cause any applicable member of the Modelo Group to, reasonably cooperate with Constellation Beers in such actions, at the expense of Constellation Beers. If requested by Constellation Beers, Marcas Modelo shall, and shall cause any applicable member of the Modelo Group to, designate Constellation Beers as its agent with respect to any of the foregoing maintenance obligations, including the payment of maintenance fees and filing of documents with the USPTO or other agency in the Territory.

(b) New Registrations of Brand Extension Marks. Upon the reasonable request of Constellation Beers, Marcas Modelo will file with the USPTO or other agency in the Territory applications to register any Marks that constitute Brand Extension Marks that can be so registered, or applications for additional registrations for any Brand Extension Marks, which applications and registrations shall then be subject to Section 2.8(a), and shall be deemed to be included in the Additional Trademarks. Constellation Beers shall be solely responsible for all reasonable costs and expenses associated with filing such applications, including all filing fees and reasonable attorneys’ fees, and shall pay such costs directly to the providers or, if paid by Marcas Modelo, shall promptly reimburse Marcas Modelo for the same. If Marcas Modelo fails to perform its obligations under this Section 2.8(b), or as otherwise approved by Marcas Modelo, Constellation Beers may, to the extent allowed under applicable law, file such applications in its own name and will promptly thereafter assign them to Marcas Modelo. Constellation Beers will pay all maintenance fees and take such other administrative actions necessary to maintain in force all the registrations in the Territory contemplated by this Section 2.8(b). Marcas Modelo will, and will cause any applicable member of the Modelo Group to, reasonably cooperate with Constellation Beers in such actions, at the expense of Constellation Beers. If requested by Constellation Beers, Marcas Modelo shall, and shall cause any applicable member of the Modelo Group to, designate Constellation Beers as its agent with respect to any of the foregoing maintenance obligations, including the payment of maintenance fees and filing of documents with the USPTO or other agency in the Territory.

(c) Status. Marcas Modelo shall keep Constellation Beers reasonably apprised of the status of all applications and registrations included in Licensed Intellectual Property, and any significant actions with respect thereto, and shall invoice Constellation Beers on a quarterly basis for any costs and expenses required to be reimbursed by Constellation Beers pursuant to Section 2.8(a) or 2.8(b). Constellation Beers may provide written notice to Marcas Modelo that Constellation Beers no longer wishes to maintain a particular registration or application included in the Trademarks, in which case Constellation Beers’ and Marcas Modelo’s obligations under Sections 2.8(a) and 2.8(b) will no longer apply to such registration or application, and Exhibit B or Exhibit D as applicable will automatically be deemed amended to remove such Trademarks. Notwithstanding the removal of any Trademark from Exhibit B or Exhibit D, neither Marcas Modelo nor any member of the Modelo Group shall be permitted to use such Trademark in the marketing or promotion of Beer in the Territory if such use would be reasonably likely to cause confusion as to the source of Beer marketed with another Trademark included in Exhibit B or Exhibit D.

2.9 Defending Trademarks. Each party shall, consistently with the provisions of this Agreement, use its commercially reasonable efforts to protect the Trademarks, the Licensed Patents, Licensed Copyrights, and the Licensed Other IP in the Territory. Each party shall from time to time, as soon as reasonably possible after learning of the facts or law relating thereto, notify the other party of any federal, state, local or other filing (including any applications for, or renewals of, any trademarks or similar registrations) that Constellation Beers considers to be necessary, appropriate or advisable to protect the Trademarks, the Licensed Other IP, or other ownership rights with respect to the Products in the Territory. Furthermore, the parties will cooperate and consult in good faith to determine, on a case by case basis, the best means by which to address any infringement or suspected infringement of the Trademarks in the Territory; provided that Constellation Beers shall have the final right to make determinations of this nature, including commencing or defending litigation. If reasonably requested by Constellation Beers, or as may be required by a court or agency to permit Constellation Beers to pursue an action, Marcas Modelo shall, and shall cause any member of the Modelo Group to, join as a party to any such litigation if such joinder is necessary to prosecute Constellation Beers’ claims. In the event that Constellation Beers does not decide to pursue any act that Marcas Modelo deems to constitute infringement or suspected infringement of the Trademarks in the Territory, it shall give written notice to Marcas Modelo of the same and then Marcas Modelo may pursue such infringement or suspected infringement, at the expense of Marcas Modelo. Constellation Beers shall provide reasonable cooperation to Marcas Modelo in connection therewith. All damages, paid in settlement or otherwise, shall be distributed as follows, first, pari passu, to pay each of Constellation Beers’s and Marcas Modelo’s reasonable attorneys’ fees and expenses and then one hundred percent (100%) to Constellation Beers if Constellation Beers choose to pursue the infringement or suspected infringement or one hundred percent (100%) to Marcas Modelo if Constellation Beers gave written notice that it would not pursue the infringement or suspected infringement and Marcas Modelo pursued such infringement or suspected infringement.

2.10 Ownership. (a) Ownership of the Trademarks and of the goodwill associated therewith shall at all times remain in and inure solely to the benefit of Modelo Group, and any trademark rights or goodwill with respect thereto which may accrue as a result of advertising or sales of Importer Products or Interim Products shall be the sole and exclusive property of Modelo Group. Trademark rights (i) shall include any additions or modifications to the Trademarks, as well as any slogan, musical composition, name, emblem, symbol, trade dress or other device used to identify or refer to Importer Products or Interim Products or any Trademark sub-licensed hereunder, in each case, whether developed, created or used by Constellation Beers or any of its sub-licensees in the Territory, and (ii) may be used by Modelo Group, by Marcas Modelo or their importers, or their distributors or sub-licensees, according to the terms of this Agreement, in territories other than the Territory, in addition to the use thereof made by Constellation Beers in the Territory under this Agreement. If any such addition, modification or device is to be separately registered under the laws protecting trademarks, copyrights or other property rights, it shall be registered only in the name of Modelo Group, and Constellation Beers shall execute such documents as may be necessary to accomplish such registration.

(b) Marcas Modelo or Modelo Group shall be deemed to be the exclusive owner of all intellectual property used or developed in connection with this Agreement by Constellation Beers that (i) incorporates the Licensed Other IP and any derivative works based thereon; (ii) in the absence of this Agreement, would infringe upon or otherwise violate the rights of Marcas Modelo or Modelo Group in the Licensed Other IP under the laws of the Territory; or (iii) was developed by Constellation Beers based upon Confidential Information belonging to Marcas Modelo or Modelo Group. As between the parties and unless contrary to applicable law, Constellation Beers shall be the owner of any intellectual property independently developed by

Constellation Beers that is not a result of the areas set forth above in clauses (i)-(iii) of this Section 2.10(b). For example, should Constellation Beers create a type of Container or a functional element of a Container that is not a result of the areas set forth above in clauses (i)-(iii) of this Section 2.10(b), even if such Container or a functional element of a Container is used with an Importer Product, Constellation Beers shall be the owner of the intellectual property rights with respect to such Container or functional element of such Container. For the avoidance of doubt, nothing herein shall give or be deemed to give Marcas Modelo or any member of the Modelo Group any rights in or to the Marks or other intellectual property rights that are owned by Constellation or any of its Affiliates unrelated to the subject matter of this Agreement.

(c) If, for any reason or circumstances, Constellation Beers is deemed under any law or regulation to have acquired any right or interest with respect to the Licensed Intellectual Property, Constellation Beers hereby assigns and shall, at the request of Marcas Modelo or Modelo Group, promptly execute any document reasonably needed in order for Constellation Beers to transfer to Marcas Modelo or Modelo Group any and all such rights, titles and interests in and to the Licensed Intellectual Property including the goodwill that they represent and the Licensed Intellectual Property.

2.11 Derivative Works. Constellation Beers shall acquire no ownership rights in the Licensed Intellectual Property or derivative works based thereon or any intellectual property deemed to be owned by Marcas Modelo or Modelo Group as a result of this Agreement. Constellation Beers shall, at any time requested by Marcas Modelo or Modelo Group, whether during or subsequent to the term hereof, disclaim in writing any such property interest or ownership in the Licensed Intellectual Property.

2.12 Certain Restrictions. Constellation Beers shall not, either directly or indirectly (and shall cause its Affiliates not, either directly or indirectly, to):

(a) establish, form, be an owner of, operate, administer, authorize or control any company, division, corporation, association or business entity under any name which includes any of the Trademarks, either in whole or part, or under any name which is confusingly similar to the Trademarks or “Grupo Modelo” (other than with respect to Constellation Beers, “Crown” as described in Section 2.1(a) or as expressly set forth in Section 2.1(e));

(b) (except as expressly authorized by this Agreement) use, adopt, register, or seek to register, or in any other manner claim the ownership of, any Mark or trade dress that includes any of the Trademarks or that is confusingly similar to any of the Trademarks or Trade Dress (including in connection with Brand Extension Marks);

(c) use, or authorize any other Person to use, any Trademark or Trade Dress in connection with any Beer or any other good or service other than an Importer Product or Interim Product, except as expressly permitted by this Agreement;

(d) use, or authorize any other Person to use, Trade Dress for goods or services other than Importer Products for which such Trade Dress are designated for use by Marcas Modelo or otherwise permitted by this Agreement;

(e) combine a Trademark with any other Mark that is not a Trademark (other than any new Brand Extension Mark); or

(f) distribute or sell any Products to any buyers located outside the Territory, and to use its commercially reasonable efforts to prevent buyers from reselling such Products outside the Territory or in any manner not authorized by this Agreement (including by not selling to exporters or buyers who are known or would reasonably be expected to resell outside of the Territory); for clarity, it shall not be a breach of this Agreement to sell or distribute to cruise lines, airlines, tour operators and the like located within the Territory, so long as the Products are delivered within the Territory.

2.13 Confusingly Similar Marks. Subject to Section 2.15, Constellation Beers shall not, and shall not permit any Affiliate or sublicensee to, use or register, any symbol, name, trademark, trade dress or device that is confusingly similar to (a) any Trademark or Trade Dress, or (b) any trademark rights retained by the Modelo Group as of the date of this Agreement.

2.14 Abandonment. (a) If Constellation Beers fails to make any use in commerce (as the term is defined in 15 U.S.C. § 1127) of a brand with respect to all Trademarks and uses for any period comprising [****], Constellation Beers shall be presumed for purposes of this Section 2.14 to have abandoned its licensed rights to use those brands in such Trademarks. Marcas Modelo shall give written notice to Constellation Beers of such abandonment and allow Constellation Beers to notify Marcas Modelo of Constellation Beers’s intent not to abandon the Trademarks and of efforts to use the Trademarks in the future. Should Constellation Beers not reply to such notice from Marcas Modelo within [****] after the date of such notice, Constellation Beers shall be deemed to have abandoned such Trademarks for purposes of this Agreement, and, at any time thereafter immediately upon written notice by Marcas Modelo to Constellation Beers, (i) the Trademarks shall be deleted from Exhibit B or Exhibit D hereunder, (ii) all rights of Constellation Beers in and to such Trademarks under this Agreement shall terminate and, (iii) Marcas Modelo shall have the right to designate any Third Party as the assignee and beneficiary of all rights and obligations of Constellation Beers under this Agreement with respect to such deleted Trademarks, subject to the execution of a sublicense agreement between such Third Party and Marcas Modelo in substantially the same terms and conditions of this Agreement; provided that, in no event shall Marcas Modelo or its Affiliates re-acquire and practice such rights. Notwithstanding the removal of any Trademarks from Exhibit B or Exhibit D, neither Marcas Modelo nor any member of the Modelo Group shall be permitted to use such Trademark in the Territory if such use would be reasonably likely to cause confusion with another Trademark included in Exhibit B or Exhibit D.

(b) If Marcas Modelo, and all other members of the Modelo Group, fail to make any use in commerce (as that term is defined in 15 U.S.C. §1127) in all jurisdictions outside of the Territory of a brand with respect to all Trademarks and uses for any period comprising [****], Marcas Modelo shall be presumed for purposes of this Section 2.14 to have abandoned its rights in such Trademarks in the Territory. Constellation Beers shall give written notice to Marcas Modelo of such abandonment and allow Marcas Modelo to notify Constellation Beers of Marcas Modelo’s intent not to abandon the Trademarks and its efforts to use such Trademarks in

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

the future outside of the Territory. Should Marcas Modelo not reply to such notice from Constellation Beers within [****] after the date of such notice, Marcas Modelo shall be deemed to have abandoned such Trademarks in the Territory for purposes of this Agreement, and Constellation Beers shall have the right to request that Marcas Modelo assign, and, upon such request, Marcas Modelo shall assign, or cause the applicable member of the Modelo Group to assign, its right, title, and interest in the Territory in and to the applicable Trademarks to Constellation Beers at no cost to Constellation Beers other than payment of any required assignment fee charged by a governmental authority.

2.15 Brand Extension Marks and Brand Extension Beers. Subject to the terms, conditions and licenses herein:

(a) Constellation Beers Brand Extension Marks. Constellation Beers may, without the prior consent of Marcas Modelo, adopt new Brand Extension Marks that are not confusingly similar to any trademarks (excluding the Trademarks) owned by Marcas Modelo or its Affiliates in the Territory at the time of such proposed adoption, and concomitant accompanying new trade dress that is not confusingly similar to any trade dress including containers (excluding the Trade Dress) owned by Marcas Modelo or its Affiliates in the Territory at the time of such proposed adoption, solely for (i) the manufacturing, bottling, and packaging of Mexican-style Beer and importing, advertising, marketing and selling such Beer in the Territory and (ii) distributing of related collateral sales and promotional materials therefor and other items to be marketed and sold or provided without charge to consumers in conjunction with such Beer in the Territory. Provided that they meet the requirements of the foregoing sentence, such Brand Extension Marks shall be deemed to be Additional Trademarks and Trade Dress for purposes of this Agreement (including Sections 2.8, 2.9, and 2.10). Constellation Beers shall have the right to determine in its sole discretion the Beer Recipe it uses for each new Brand Extension Beer, which Beer Recipes may be variations or derivatives of Recipes of then-existing Products or entirely new Recipes, provided that such Recipes meet the Quality Standards.

(b) Modelo Brand Extension Marks. Constellation Beers may, upon [****] prior written notice to Marcas Modelo and solely for the manufacturing, bottling, and packaging of Mexican-style Beer in the Brewing Territory and importing, advertising, marketing and selling such Beer in the Territory and distributing of related collateral sales and promotional materials therefor and other items to be marketed and sold or provided without charge to consumers in conjunction with such Beer in the Territory, notify Marcas Modelo that it wishes to adopt a Brand Extension Mark created after the date of this Agreement by Marcas Modelo or Grupo Modelo and used by Grupo Modelo in Mexico or Canada for the manufacturing, bottling, packaging or selling of Mexican-style Beer. Provided that such Brand Extension Mark does not include and is not confusingly similar to any trademarks (excluding the Trademarks) owned by Marcas Modelo or its Affiliates in the Territory at the time of such notice from Constellation Beers, then such Brand Extension Mark shall be deemed to be an Additional Trademark for purposes of this Agreement (including Sections 2.8, 2.9, and 2.10). Constellation Beers shall have the right to determine in its sole discretion the Beer Recipe it uses for each such Brand Extension Beer, which Beer Recipes may be variations or derivatives of Recipes of then-existing Products or entirely new Recipes, provided that such Recipes meet the Quality Standards. For clarity, it is expressly understood and

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

agreed that nothing in this Section 2.15(b) shall prevent Constellation Beers from adopting and using in the Territory as a Constellation Beers Brand Extension Mark any Modelo Brand Extension Mark so long as such adoption and use (i) complies with the provisions of Section 2.15(a) and (ii) does not infringe any intellectual property rights of the Modelo Group in the Territory.

(c) Distilled Spirits. Notwithstanding anything to the contrary herein, (i) Constellation Beers shall not adopt a Brand Extension Mark that adopts, refers to or incorporates the name of any type of distilled spirit (such as Corona Tequila), and (ii) Constellation Beers shall not use any distilled spirits as an ingredient in any Recipe for a Brand Extension Beer, unless included in a Recipe provided by, or required to be provided by, Marcas Modelo under this Agreement; provided, however, that if Marcas Modelo or Grupo Modelo (1) adopts a Brand Extension Mark that adopts, refers to or incorporates the name of any type of distilled spirit (such as Corona Tequila) for Product marketed in Mexico or Canada, or (2) uses any type of distilled spirits or any type of distilled spirit flavor as an ingredient in any Recipe for a particular Product marketed in Mexico or Canada, then the restrictions of this Section 2.15(c) shall not preclude Constellation Beers from using (x) the name of any type of distilled spirit in its own Brand Extension Mark for any Product in the Territory or (y) any type of distilled spirit or distilled spirit flavor ingredient in the Recipe for any Product, in each case (which for the avoidance of doubt in the case of (x) and (y), need not be the same distilled spirit or distilled spirit flavor ingredient as used by Marcas Modelo or Grupo Modelo), solely in the Territory in accordance with the other terms and conditions of this Agreement.

(d) Bottle Design. Constellation Beers may use a Parent Product’s Bottle Design (or other Container design) for any related Brand Extension Beer subject to and in accordance with the terms of this Agreement.

(e) Ownership. For the avoidance of doubt, Constellation Beers agrees that any and all Trademarks and Trade Dress related to any Brand Extension Beer manufactured, bottled and packaged by or on behalf of Constellation Beers hereunder shall be owned by Modelo Group, and Constellation Beers hereby assigns the foregoing to Marcas Modelo.

2.16 Changes to Form, Trademarks, Containers, Bottle Designs, Trade Dress or Recipes by Marcas Modelo. With respect to an Importer Product existing at the date of this Agreement, and subject to this Section 2.15(b), Marcas Modelo may from time to time propose by written notice to Constellation Beers (a) reasonable changes in the approved form or use of the associated Trademarks, (b) reasonable changes to applicable Containers, Bottle Designs or Trade Dress, (c) an addition of a new Mark to Exhibit B as an Additional Trademark for use with such Importer Product, or (d) a change the Recipe for such Importer Product (other than a change of Recipe described in Section 2.2(a) above), in each case, in order to make such existing Importer Product more consistent with Products produced and sold outside of the Territory. Within a reasonable time following Constellation Beers’ receipt of such notice, the parties shall discuss whether such changes or additions are mutually agreeable, and if acceptable, the terms and conditions of this Agreement shall govern such changes, provided that it is expressly understood and agreed that nothing in this Agreement, other than Section 2.4(a) and Section 2.17, shall prevent Constellation Beers from adopting and using in the United States any such change in Form, Trademark, Container, Bottle Design, Trade Dress or Recipe, so long as the adoption and use does not constitute trademark infringement or copyright infringement under applicable laws. For the avoidance of doubt, the Modelo Group shall have the right to make in its sole discretion any change to the Recipe for any existing Product and to any Brand Extension Beer marketed by Marcas Modelo or Grupo Modelo outside of the Territory.

2.17 Changes to Form, Trademarks, Containers, Bottle Designs, Trade Dress or Recipes by Constellation Beers. Subject to Section 2.15, and with respect to Products existing at the time of entry into this Agreement (or additional Recipes provided by Marcas Modelo under Section 2.2), Constellation Beers may from time to time propose by written notice to Marcas Modelo (a) reasonable changes in the approved form or use of the associated Trademarks, (b) reasonable changes to Containers, Bottle Designs or Trade Dress of the Products, (c) the addition of a new Mark to Exhibit B as an Additional Trademark for use with such existing Importer Product, or (d) a change to the Recipe for such Importer Product. Constellation Beers shall not implement any changes or additions of the type described in the foregoing clauses (a), (b), or (c) without the prior written consent of Marcas Modelo; provided, however, that (i) for the avoidance of doubt, changes in the Recipe of any existing Products or any Constellation Beers Brand Extension Beers shall not require the consent of Marcas Modelo and (ii) Constellation Beers may adopt and use a new Container for a Product different in size, shape or materials from the Container in effect for such Product on the date hereof, but if such new Container is a glass bottle derived from an original glass Bottle Design of a Product (e.g., a smaller version of a glass bottle for Product sold under a CORONA Trademark), such new glass bottle Container shall reasonably conform to such original glass bottle Container in form, shape and proportion as closely as reasonably practicable (taking into account the change in size, shape or materials). It is expressly understood that consent of Marcas Modelo shall not be required for Packaging used by Constellation Beers to contain, ship, store or display containers for any Product. For the avoidance of doubt, Constellation Beers shall have the right to make in its sole discretion any change to the Recipe for any existing Product and to any Brand Extension Beer marketed by Constellation Beers or any of its Affiliates in the Territory.

2.18 Abandoned Trademarks. Within a reasonable time following the date of this Agreement, Marcas Modelo shall allow, or cause its applicable member of Grupo Modelo to allow, the Abandoned Trademarks to be abandoned, lapse or otherwise expire. Constellation Beers agrees promptly following the date of this Agreement to make commercially reasonable efforts to wind-down its use of the Abandoned Trademarks including in connection with promotional materials and product labels that may include such Abandoned Trademarks. Within the Transition Period, Constellation Beers shall cease, and shall cause its Affiliates to cease, all use of the Abandoned Trademarks.

2.19 Confirmation. At the reasonable request of Constellation Beers, Marcas Modelo will provide documentation reasonably required by Constellation Beers for its tax or similar purposes demonstrating that Marcas Modelo has the necessary rights, as between Marcas Modelo and other members of Grupo Modelo, to grant the rights it purports to grant herein.

2.20 Brewery Territory. Marcas Modelo shall provide Constellation Beers with three months’ advance notice of Modelo Group’s intent to manufacture or have manufactured on its behalf any Product outside of Mexico (other than as a result of a Force Majeure Event).

2.21 Yeast.

(a) General. From time-to-time as reasonably requested by Constellation Beers during the term of the Transition Services Agreement, Marcas Modelo shall transfer, or shall cause its Affiliates to transfer, to Constellation Beers an appropriate quantity of “mother” Yeast as necessary for Constellation Beers to propagate its own yeast for the manufacture of the Products and Brand Extension Beer; provided that Constellation Beers shall bear all reasonable costs relating to the supply of such Yeast (including delivery charges) incurred by Marcas Modelo in connection therewith. In the event that the Yeast colony of either Party dies or is compromised such Party may request, and the other Party shall, to the extent reasonably available, provide a new Yeast colony to the requesting Party at the cost of the requesting Party.

(b) Cessation of Use. In the event that Constellation Beers elects to cease using the Yeast, Constellation Beers shall (i) ensure that there is an immediate, orderly and proper disposal of any and all Yeast in production, propagation, culture, analytical or other systems, which manner of disposal shall be approved and supervised by Marcas Modelo; and (ii) diligently remove from any brewery all Yeast in a manner approved and supervised by Marcas Modelo.

ARTICLE III

QUALITY CONTROL

3.1 Marketing Standards. To protect the reputation and strength of the Trademarks and the goodwill associated with each Trademark, Constellation Beers shall: (a) always use the Trademarks in connection with the marketing and sale of Importer Products and Interim Products, and other activities with respect to the Trademarks, in a manner reasonably consistent with the requirements with respect to form, color, style and appearance of the applicable Brand Guidelines (and Constellation Beers shall reasonably consider and take into account the goodwill associated with the Trademarks in making any material changes to the other aspects of the Brand Guidelines such as strategic marketing), and (b) use and/or reproduce the Trademarks in accordance with all applicable laws, rules, and regulations. Further, Constellation Beers shall not do any willful or intentional act which would damage the image of the Products in the Territory, and shall refrain from taking any act which disparages, discredits, dishonors, reflects adversely upon, or in any other manner materially harms the Trademarks, or the goodwill associated therewith. Additionally, with respect to Importer Products and Interim Products, Constellation Beers shall comply with the Advertising and Marketing Code of the Beer Institute, as it may be amended from time to time.

3.2 Merchandise and Advertising Materials. Constellation Beers shall, and shall cause its Affiliates and sub-licensees to, ensure that any merchandise or advertising item that bears any Trademark is of sufficient quality so as not to disparage, discredit, dishonor, reflect adversely upon, or in any other manner materially harm the Trademarks, or the goodwill associated therewith. Notwithstanding the foregoing, Marcas Modelo shall not have the right to approve or disapprove of advertising created by Constellation Beers.

3.3 Importer Products. Constellation Beers shall, and shall cause its Suppliers to, comply with the quality standards in this Article III for Importer Products. Constellation Beers shall, and shall cause its Suppliers to, ensure all Importer Products are manufactured, bottled and packaged in accordance with the applicable Quality Standards. Other than as set forth in this Agreement, Constellation Beers shall not, and shall cause its Suppliers not to, alter the Trademarks, Containers, Bottle Designs or Recipe for any Importer Product. To the extent that a Recipe or Technical Specification specifies any particular ingredients, raw materials, yeast cultures, formulas, brewing processes or equipment or other items, Constellation Beers and its Suppliers may use functional substitutes or replacements for the foregoing that do not change the finished product, as would be determined by a reasonable Qualified Brewmaster. All Importer Products shall be manufactured and imported in a manner reasonably designed to assure they remain suitable for resale and consumption for a period of no less than one hundred eighty (180) days from the date of production.

3.4 Brand Extension Beers. With respect to each Modelo Brand Extension Beer constituting an Importer Product, Constellation Beers shall, and shall cause its Suppliers to, follow the Brand Guidelines of any Parent Products and Parent Trademarks, respectively, to the extent that they are applicable, in manufacturing, bottling and packaging any such Brand Extension Beer. With respect to each Constellation Brand Extension Beer constituting an Importer Product, Constellation Beers shall, and shall cause its Suppliers to, create applicable Brand Guidelines therefor compliant with the requirements of Section 2.15(a) and applicable quality standards. Any such Brand Extension Beer (whether Modelo or Constellation) must be of a quality equal to or higher than the Quality Standards.

3.5 Packaging. Constellation Beers shall, and shall cause its Suppliers to, package Beer that is produced pursuant to this Agreement only in a box, carton, wrap or similar item that contains other Products. Constellation Beers may include any number of bottles or cans in any particular box or carton.

3.6 Samples. In order to verify compliance with the quality standards for Importer Products set forth in this Article III, Constellation Beers shall, and shall cause its Suppliers to, at its own cost submit to Marcas Modelo, no more frequently than once per calendar quarter, (a) a reasonable number of representative samples of Importer Products, including the Containers thereof, and any promotional products or any packaging or other materials bearing any Trademark used in marketing, merchandising, promoting, advertising (including sponsorship activities in connection with the foregoing), licensing, distributing or selling Importer Products in the Territory (provided that, for the avoidance of doubt, Constellation Beers is not required to submit any such samples, promotional products, packaging or other materials to Marcas Modelo in advance of actual use), and (b) compliance data that is reasonably necessary in order for Marcas Modelo to verify that Importer Products materially comply with applicable Quality Standards.

3.7 Inspection. Upon reasonable advance notice, not more than twice per year (or in the event of a recall or withdrawal pursuant to Section 3.9, more frequently until the issues giving rise to such events are reasonably resolved) and subject to the reasonable confidentiality requirements of Constellation Beers, (a) Marcas Modelo or its representatives shall have the right, during regular business hours, to inspect the plants and facilities (including Yeast used therein) where Importer Products are manufactured, bottled, packaged, stored, or distributed, and (b) Constellation Beers shall, and shall cause its Suppliers to, make their respective representatives reasonably available to Marcas Modelo or its representatives, as may be reasonably necessary for Marcas Modelo or any of its representatives to adequately review the quality of the manufacturing, bottling, packaging, storage or distribution of Importer Products.

3.8 Brewmaster. Constellation Beers shall, and shall cause its Suppliers to, employ or otherwise retain the services of (a) a qualified brewmaster to be responsible for supervising and directing the production, manufacturing, bottling and packaging of Importer Products and (b) a Person responsible for the systems, and compliance, to ensure appropriate quality procedures and control for the production, manufacturing, bottling and packaging of Importer Products.

3.9 Recalls. In the event there is a withdrawal or recall by Constellation Beers or its Supplier of any Importer Product, Constellation Beers shall promptly notify Marcas Modelo and provide Marcas Modelo with such relevant information as reasonably will inform Marcas Modelo of the facts giving rise to the need for such withdrawal or recall, and the adequacy of steps taken by Constellation Beers or its sub-licensees to address any material concerns relating to quality identified in connection with such recall or withdrawal.

3.10 Quality Default.

(a) In the event of a Quality Default, a party shall deliver a written notice to the other party of such Quality Default (a “Quality Default Notice”) promptly after becoming aware of any such Quality Default. The parties shall promptly meet to discuss the Quality Default Notice and each party shall provide the other with full technical and analytical support to assist in identifying the problem and determining the correct procedures for resolving the same. Constellation Beers shall have [****] from and including the delivery of such Quality Default Notice to cure such Quality Default. In the event Constellation Beers fails to cure such Quality Default within [****] of such Quality Default Notice (a “Quality Default Cure Failure”), and Marcas Modelo has delivered a written notice to Constellation Beers confirming such failure (a “Quality Default Cure Failure Notice”), then, subject to the dispute resolution procedures in the remainder of this Section 3.10, Constellation Beers agrees that it shall, at its own cost, take all reasonably necessary steps to cure and mitigate the breach.

(b) In the event that Constellation Beers disagrees that a Quality Default or a Quality Default Cure Failure has occurred, it shall deliver a written notice to Marcas Modelo of its disagreement (a “Disagreement Notice”), which shall include the basis for such disagreement and shall be delivered within [****] of receipt by Constellation Beers of a Quality Default Notice or a Quality Default Cure Failure Notice, as applicable. In the event of such a disagreement, Constellation Beers and Marcas Modelo shall attempt to resolve such disagreement between themselves. If Constellation Beers and Marcas Modelo are unable to resolve the disagreement within [****] of receipt by Constellation Beers of a Quality Default Notice or a Quality Default Cure Failure Notice, as applicable, then Constellation Beers or Marcas Modelo will jointly select a Qualified Brewmaster; provided that if Constellation Beers and Marcas Modelo are unable to select such Qualified Brewmaster within [****] after delivery of a Quality Default Notice, within an additional [****], Constellation Beers and Marcas Modelo shall each select one brewmaster and those two brewmasters shall select a Qualified Brewmaster for purposes of this Section 3.10.

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(c) Within [****] of the appointment of the Qualified Brewmaster, Constellation Beers and Marcas Modelo shall each deliver to the Qualified Brewmaster a detailed written report setting forth their respective proposed resolutions with respect to the disagreement and a detailed explanation of the basis and rationale for such party’s position. The Qualified Brewmaster shall thereafter issue a written determination of whether a breach occurred, but no such determination shall award damages, or other relief, including relief which would terminate, result in a termination or have the same effect as termination of this Agreement, in whole or in part. The determination of the Qualified Brewmaster shall be final and binding upon the parties and the breach determined by the Qualified Brewmaster may be enforced in accordance with the terms of this Agreement.

3.11 De Minimis Breaches of Brand Guidelines. Should Constellation Beers take any action inconsistent with the Brand Guidelines that constitute merely a de minimis breach of Sections 2.4, 3.1(a) or 3.4 with respect to Importer Products, Containers, Packaging or Marketing Materials, Marcas Modelo shall not have the right to require, and Constellation Beers shall not be obligated, to destroy, recall, remove or otherwise cease the use of any then-existing stock of any such Importer Product, Containers, Packaging or Marketing Materials at issue.

ARTICLE IV

TERM

4.1 Term. The term of this Agreement shall commence on the date hereof and shall continue in perpetuity. The parties acknowledge and agree that Marcas Modelo shall have no right to terminate this Agreement notwithstanding any breach of this Agreement by Constellation Beers, at any time. Marcas Modelo retains only the right to bring a claim as provided for herein at Article VI against Constellation Beers for damages or to seek any other remedies available to it at law or equity for any claimed breach, but excluding any remedies that would seek to terminate, or result in the termination of this Agreement.

ARTICLE V

INDEMNIFICATION AND INSURANCE

5.1 By Constellation Beers. From and after the date hereof, Constellation Beers shall defend, indemnify and hold harmless Marcas Modelo and its Affiliates and its and their respective officers, directors, employees, representatives and agents (the “Modelo Indemnitees”) in respect of all damages, liabilities, losses, costs and expenses of any and every nature or kind whatsoever, including reasonable attorneys’ fees and disbursements and all amounts paid in investigation, defense or settlement of any or all of the foregoing) (“Damages”) that any of the Modelo Indemnitees may incur as a result of third-party actions, proceedings or claims to the extent arising out of or in consequence of: (a) the formulation, manufacture, production, packaging, transportation, storage, marketing, merchandising, promotion, advertisement (including sponsorship activities in connection with the foregoing), licensing, distribution or sale of any products, materials or services by or on behalf of Constellation Beers, its Affiliates or its sub-licensees that bear the Trademarks (other than to the extent caused by (i) any breach of any obligation of any member of the Modelo Group to Constellation Beers or its

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Affiliates, or (ii) the infringement caused solely by the Licensed Intellectual Property existing as of the date of this Agreement, other than Licensed Intellectual Property to the extent created by Constellation Beers or its Affiliates under the Original Agreement); (b) any breach of this Agreement by Constellation Beers; (c) any infringement to the extent arising from any use of a Brand Extension Mark created by Constellation Beers or any of its Affiliates or sub-licensees in the Territory (other than to the extent such infringement is caused solely by the associated Parent Trademark as it exists of the date of this Agreement), or (d) any failure by Constellation Beers or its employees, agents, or its sub-licensees to comply with applicable law in connection with this Agreement.

5.2 By Marcas Modelo. From and after the date hereof, Marcas Modelo shall defend, indemnify and hold harmless Constellation Beers and its Affiliates and its and their respective officers, directors, employees, representatives and agents (the “Constellation Beers Indemnitees”) in respect of all Damages that any of Constellation Beers Indemnitees may incur as a result of third-party actions, proceedings or claims to the extent arising out of or in consequence of: (a) the formulation, manufacture, production, packaging, transportation, storage, marketing, merchandising, promotion, advertisement (including sponsorship activities in connection with the foregoing), licensing, distribution or sale of any products, materials or services by or on behalf of Marcas Modelo, its Affiliates or its sub-licensees (other than Constellation Beers or its Affiliates and their sub-licensees) that bear the Trademarks, in each instance other than due to a breach of this Agreement by any Constellation Beers Indemnitee; (b) any breach of this Agreement by Marcas Modelo; or (c) any failure by Marcas Modelo or its employees or agents to comply with applicable law in connection with this Agreement.

5.3 Insurance. Each of Constellation Beers and Marcas Modelo shall maintain at its own expense sufficient insurance, including products liability and blanket contractual liability (“Liability Insurance”), to meet any claims that might reasonably be expected to arise against either of them in connection with the sale or distribution of any Products or any other items pursuant to this Agreement. Each of Constellation Beers and Marcas Modelo agrees that the other party shall be added as an “additional insured as their interest may appear” on the other party’s Liability Insurance policy. Each of Constellation Beers’s and Marcas Modelo’s Liability Insurance shall be underwritten by financially sound, reputable insurance carriers that are reasonably satisfactory to the other party. Each of Constellation Beers and Marcas Modelo shall promptly provide the other with evidence of such Liability Insurance upon request.

5.4 No Implied Warranty. ALL LICENSED INTELLECTUAL PROPERTY AND OTHER RIGHTS AND MATERIALS LICENSED OR OTHERWISE PROVIDED BY OR ON BEHALF OF EITHER PARTY OR THEIR ANY OF THEIR RESPECTIVE AFFILIATES UNDER THIS AGREEMENT (INCLUDING ALL RECIPES, MARKETING OR PROMOTIONAL MATERIALS, TRADE DRESS, AND DESIGNS) ARE PROVIDED ON AN “AS IS” BASIS, AND EACH PARTY HEREBY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. The foregoing notwithstanding, each party warrants to the other party that tangible embodiments of Licensed Other IP and Recipes provided pursuant to this Agreement shall be complete and accurately reflect those embodiments that are used by such providing party and, at the reasonable request of the receiving party, the providing party will reasonably cooperate respond to questions or reasonably supplement such information consistent with the intent of this Agreement.

ARTICLE VI

GOVERNING LAW AND JURISDICTION

6.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of laws that would require application of the substantive laws of any other jurisdiction. Constellation Beers and Marcas Modelo agree that the International Convention on the Sale of Goods shall not apply to this Agreement.

6.2 Jurisdiction. Constellation Beers and Marcas Modelo irrevocably consent to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Agreement. Constellation Beers and Marcas Modelo hereby irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. Constellation Beers and Marcas Modelo irrevocably consent to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Section 9.5, provided, the foregoing shall not affect the right of either Constellation Beers or Marcas Modelo to serve process in any other manner permitted by law. Notwithstanding the foregoing, Constellation Beers and Marcas Modelo agree that neither may bring a judicial action or administrative proceeding unless and until the parties have provided the other party a reasonable opportunity to engage in non-binding arbitration, to be held in the County and City of New York, before the CPR Institute for Dispute Resolution, or such other alternative dispute resolution provider as they may mutually agree upon; provided that, the obligations of the parties under the foregoing sentence shall expire with respect to any dispute within ninety (90) days after notice is first provided by either party.

6.3 Enforcement of Judgment. Constellation Beers and Marcas Modelo hereby agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any manner provided by applicable law.

ARTICLE VII

CONFIDENTIALITY

7.1 Unless otherwise agreed to in writing by Constellation Beers, Marcas Modelo agrees (and Marcas Modelo agrees to cause its Affiliates) (a) to keep confidential all Confidential Information of Constellation Beers and not to disclose or reveal any of such Confidential Information to any person other than those directors, officers, employees, stockholders, legal counsel, accountants, and other agents of Marcas Modelo or its Affiliates who are actively and directly participating in the performance of the obligations and exercise of the rights of Marcas Modelo under this Agreement, and (b) not to use Confidential Information of Constellation Beers for any purpose other than in connection with the performance of the obligations and exercise and enforcement of the rights of Marcas Modelo hereunder. The obligation to maintain the confidentiality of and restrictions on the use of Confidential Information hereunder shall include any Confidential Information of Constellation Beers obtained by Marcas Modelo and its Affiliates prior to the date hereof. If Marcas Modelo is required by law, court order or government order or regulation to disclose Confidential Information of Constellation Beers, Marcas Modelo shall provide notice thereof to Constellation Beers and, after consultation with Constellation Beers and, at the sole cost and expense of Constellation Beers, reasonably cooperating with Constellation Beers to object to or limit such disclosure, shall be permitted to disclose only that Confidential Information so required to be disclosed.

7.2 Unless otherwise agreed to in writing by Marcas Modelo, Constellation Beers agrees (and Constellation Beers agrees to cause its Affiliates and sub-licensees) (a) to keep confidential all Confidential Information of Marcas Modelo and the Modelo Group and not to disclose or reveal any of such Confidential Information to any person other than those directors, officers, employees, stockholders, legal counsel, accountants, and other agents of Constellation Beers or its Affiliates or sub-licensees who are actively and directly participating in the performance of the obligations and exercise of the rights of Constellation Beers under this Agreement, and (b) not to use Confidential Information of Marcas Modelo and the Modelo Group for any purpose other than in connection with the performance of the obligations and exercise and enforcement of the rights of Constellation Beers hereunder. The obligation to maintain confidentiality of and restrictions on the use of Confidential Information hereunder shall include any Confidential Information of Marcas Modelo and the Modelo Group obtained by Constellation Beers prior to the date hereof. If Constellation Beers is required by law, court order or government order or regulation to disclose Confidential Information, Constellation Beers shall provide notice thereof to Marcas Modelo and, after consultation with Marcas Modelo and, at the sole cost and expense of Marcas Modelo, reasonably cooperating with Marcas Modelo to object to or limit such disclosure, shall be permitted to disclose only that Confidential Information so required to be disclosed.

7.3 Constellation Beers acknowledges that certain elements in the Licensed Other IP are the Confidential Information and trade secrets of ABI and its Affiliates, and Constellation Beers shall, and shall cause its Affiliates and sub-licensees to, protect such elements with the same degree of care that it uses to protect its own Confidential Information and trade secrets of a similar nature, but no less than a reasonable degree of care.

7.4 The parties agree that Confidential Information of Constellation Beers provided under this Article VII and/or that is order or pricing information is competitively sensitive, and Marcas Modelo shall establish, implement and maintain strict procedures and take such other steps that are reasonably necessary to prevent disclosure of such Confidential Information to any person other than determined to be advisable in connection with the performance of the objectives and exercise of rights under this Agreement; and in no case may Marcas Modelo permit disclosure to its representatives and employees or representatives and employees of its Affiliates who have direct responsibility for marketing, distributing or selling Beer in competition with the Importer Products in the Territory.

ARTICLE VIII

TAXES

8.1 Withholding. The payment of the Up-Front Payment (as defined in the Brewery SPA) (including any adjustment thereto) , which is made pursuant to the Brewery SPA, and any payment made pursuant to Section 8.2 of this Agreement shall be made without deduction or withholding for any taxes (other than taxes imposed on net income in Mexico), except as required by applicable law. If any applicable law requires the deduction or withholding of any tax from such payment, then Constellation Beers or its assignee shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such payment is made by a Person other than Constellation Beers and such tax would not have been imposed had Constellation Beers made such payment, then the sum payable to Marcas Modelo shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this section) Marcas Modelo receives an amount equal to the sum it would have received had no such deduction or withholding been made.

8.2 Other Taxes. If and to the extent Constellation Beers exercises its right pursuant to Section 9.1 to assign its rights and obligations under this Agreement to another Person, Constellation Beers shall indemnify and hold harmless Marcas Modelo or any of its Affiliates from and against any taxes, including, for the avoidance of doubt, any value added or other similar taxes, for which Marcas Modelo may become liable for which Marcas Modelo would not have been liable had Constellation Beers not assigned its rights and obligations under this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Assignment. Neither party may assign any right under this Agreement without the prior written consent of the other party; provided, that (a) Constellation Beers may assign or transfer (by sale of assets, sale of stock, merger, operation of law or otherwise) this Agreement and its rights and obligations hereunder to any Affiliate of Constellation, (b) Constellation Beers may assign and transfer this Agreement and all of its rights and obligations hereunder to any Third Party to whom Constellation Beers or its assigee sells or transfers (by sale of assets, sale of stock, merger, operation of law or otherwise) all or substantially all of its business with respect to Product in the Territory, and in that event such assignee shall be deemed to be Constellation Beers for all purposes of this Agreement, (c) Marcas Modelo may assign or transfer this Agreement and its rights and obligations hereunder in whole or in part to any Subsidiary of ABI, or (d) Marcas Modelo may assign or transfer this Agreement and its rights and obligations hereunder to any Third Party to whom Marcas Modelo sells or transfers (by sale of assets, sale of stock, merger, operation of law or otherwise) all or substantially all of its business with respect to Product, and in that event such assignee shall be deemed to be Marcas Modelo for all purposes of this Agreement; provided, further, that any such assignee of either party agrees in writing to be bound by all terms and conditions of this Agreement and the assigning party remains liable for its assignee’s performance under this Agreement. Any purported assignment not in strict compliance with the preceding sentence shall be null and void and of no force and effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. In the event that Constellation Beers desires to assign or transfer less than all of its rights under this Agreement to any third party that is not an Affiliate of Constellation Beers or to which it does not assign or transfer all or substantially all of its business with respect to Product in the Territory, the consent of Marcas Modelo as set forth in the first sentence of this Section 9.1 shall not be unreasonably withheld.

9.2 Force Majeure. During the pendency of any Force Majeure Event affecting a brewing facility of Constellation Beers or Constellation Beers’s Supplier(s) in Mexico, Constellation Beers will discuss with Marcas Modelo and provide reasonable consideration of any offer made by Marcas Modelo to brew and deliver as directed by Constellation Beers, any affected Beer capacity in Mexico during the pendency of such Force Majeure Event prior to engaging any manufacturing source outside of Mexico.

9.3 Headings. The captions used in this Agreement are for convenience of reference only and shall not affect any obligation under this Agreement.

9.4 Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals. This Agreement may not be amended except by an instrument in writing signed by both parties.

9.5 Notices. Any notice, claims, requests, demands, or other communications required or permitted to be given hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next Business Day delivery), shipping prepaid as follows:

If to Constellation Beers:	Constellation Beers Ltd
One South Dearborn St., Suite 1700
Chicago, IL 60603
Attention: President
Telephone: +1 (312) 873-9600
Facsimile: +1(312) 346-7488

With a copy to (which copy	Constellation Brands, Inc.
shall not serve as notice	207 High Point Drive, Building 100
hereunder):	Victor, New York 14564
Attention: General Counsel
Telephone: +1 (585) 678-7266
Facsimile: +1 (585) 678-7103

With a second copy to	Nixon Peabody LLP
(which copy shall not serve	1300 Clinton Square
as notice hereunder):	Rochester, NY
Attention: James O. Bourdeau

Telephone: +1 (585) 263-1000
Facsimile: +1 (585) 263-1600

If to Marcas Modelo:	Marcas Modelo, S. de R.L. de C.V.
Av. Javier Barros Sierra 555-3 Piso
Col. Santa Fe, 01210,
Mexico, D.F.
Attention: General Counsel
Telephone: + (52.55) 2266-0000
Facsimile: + (52.55) 2266-0000

With a copy to (which copy	Anheuser-Busch InBev
shall not serve as notice	Brouwerijplein 1
hereunder):	Leuven 3000
Belgium
Attention: Chief Legal Officer & Company Secretary
Telephone: +32 16 27 69 42
Facsimile: +32 16 50 66 99

With a second copy to (which copy shall not serve as notice hereunder):
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Frank J. Aquila
George J. Sampas
Krishna Veeraraghavan
Nader A. Mousavi
Telephone: +1 (212) 558-4000
Facsimile: +1 (212) 558-3588

or such other address or addresses or facsimile numbers as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

9.6 Entire Agreement. This Agreement (including the schedules and exhibits hereto, which are incorporated into this Agreement by this reference and made a part hereof), the Confidentiality Agreement, dated as of May 26, 2012, by and between Constellation, ABI and solely with respect to Section 2 thereof, Grupo Modelo (the “Confidentiality Agreement”), the Brewery SPA, the Membership Interest Purchase Agreement, and the Restated LLC Agreement (as defined in the Membership Purchase Agreement and solely to the extent Constellation Beers and Constellation do not acquire all of Constellation Beers’ Interest (as defined in the Membership Purchase Agreement)), and the Transition Services Agreement and each of the other Transaction Documents, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede all prior or contemporaneous agreements and understandings, whether written or oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

9.7 Severability. To the extent that any provision of this Agreement is invalid or unenforceable in the Territory or any state or other area of the Territory, this Agreement is hereby deemed modified to the extent necessary to make it valid and enforceable within such state or area, and the parties shall promptly agree in writing on the text of such modification.

9.8 Injunction; Waiver. The parties acknowledge that a breach or threatened breach by them of any provision of this Agreement will result in the other entity suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the parties agree that any party may, in its discretion (and without limiting any other available remedies), apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief (without necessity of posting a bond or undertaking in connection therewith) in order to enforce or prevent any violations of this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law. The failure of either party at any time to require performance of any provision of this Agreement shall in no manner affect such party’s right to enforce such provision at any later time. No waiver by any party of any provision, or the breach of any provision, contained in this Agreement shall be deemed to be a further or continuing waiver of such or any similar provision or breach.

9.9 Successors and Assigns; Third Party Beneficiaries. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

9.10 Amendment and Restatement. The Original Agreement shall be deemed amended and restated in its entirety as of the date hereof by this Agreement and the Original Agreement shall thereafter be of no further force and effect except to evidence any rights and obligations of the parties or action or omission performed or required to be performed pursuant to such Original Agreement prior to the date hereof.

9.11 Bankruptcy. The failure of any party hereto to perform any remaining obligations of such party under this Agreement shall not excuse performance by the other party of its obligations hereunder. Accordingly, for purposes of Section 365(n) of The Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§ 101 et. seq. (the “Bankruptcy Code”) or any analogous provision under any law of any foreign or domestic, federal, state, provincial, local, municipal or other governmental jurisdiction relating to bankruptcy, insolvency or reorganization (“Foreign Bankruptcy Law”), (a) this Agreement will not be deemed to be an executory contract, and (b) if for any reason this Agreement is deemed to be an executory contract, the licenses granted under this Agreement shall be deemed to be licenses to rights in “intellectual property” as defined in Section 101 of the Bankruptcy Code or any analogous provision of Foreign Bankruptcy Law and Constellation Beers shall be protected in the continued enjoyment of its right under this Agreement including, without limitation, if Constellation Beers so elects, the protection conferred upon licensees under 11 U.S.C. Section 365(n) of the Bankruptcy Code or any analogous provision of Foreign Bankruptcy Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

MARCAS MODELO, S. DE R.L. DE C.V.

By	/s/ Mauricio Gárate Meza
Name:	Mauricio Gárate Meza
Title:	Attorney in fact

By	/s/ Daniel del Río
Name:	Daniel del Río
Title:	Attorney in fact

CONSTELLATION BEERS LTD.

By	/s/ Robert Sands
Name:	Robert Sands
Title:	President

[Signature Page to Amended and Restated Sub-license Agreement]

Exhibit A

TRADEMARK APPLICATIONS & REGISTRATIONS TO BE ABANDONED

Mark	Ser./Reg./App. No.	Jurisdiction
CELEBRATE CORONA DE MAYO	SN:85-645063	USA
COME CORONA WITH ME (Stylized)	SN:76-573148; RN:2,918,722	USA
CORONA DECOR	SN:76-230093; RN:2,517,268
CORONA EXTRA READY TO SERVE	SN:85-818733	USA
CORONA EXTRA READY TO SERVE and Design	SN:85-818736	USA
CORONA START THE PARTY	SN:77-121219; RN:3,358,680	USA
CORONA WIDE OPEN	SN:77-665053; RN:4,060,380	USA
CORONA WIDE OPEN and Design	SN:77-665055; RN:3,986,182	USA
CORONA ZONA	SN:76-229560; RN:4,200,383	USA
CORONAVILLE	SN:78-725979; RN:3,221,680	USA
GOMODELO	SN:85-496131; RN:4,189,942	USA
SAVETHEBEACH.ORG CORONASAVETHEBEACH.ORG and Design	SN:85-769317	USA
CERVECERIA DEL PACIFICO S.A. DE C.V. CERVEZA PACIFICO CLARA	RN: CA 93009; AN: 01013055	California
PACIFICO and Design	SN:73-367145; RN:1,336171	USA
CORONA.COM	SN:75-632870; RN:2,663,599	USA

A-1

Exhibit B

ADDITIONAL TRADEMARKS

Mark/Name	Ser./Reg./App. No.	Jurisdiction
CERVEZA LA CERVEZA MAS FINA CORONA LIGHT CONT. NET. 340 ML and Design	SN:77-410946; RN:3,629,573	USA
CONEXION CORONA	SN:77-120568; RN:3,908,281	USA
CORONA	SN:76-054459; RN:2,634,004	USA
CORONA	SN:76-230273; RN:2,817,872	USA
CORONA (Stylized)	SN:74-337257; RN:2,489,710	USA
CORONA (Stylized)	SN:76-090432; RN:2,590,621	USA
CORONA (Stylized)	SN:76-230586; RN:2,684,504	USA
CORONA (Stylized)	SN:75-875857; RN:3,631,787	USA
CORONA and Design	SN:74-337256; RN:2,489,709	USA
CORONA BEACH HOUSE	SN:85-081351; RN:3,984,217	USA
CORONA CANTINA	SN:85-645045	USA
CORONA DE MAYO	SN:85-645064	USA
CORONA EXTRA	SN:76-090433; RN:2,600,236	USA
CORONA EXTRA	SN:75-875865; RN:2,702,882	USA
CORONA EXTRA	SN:76-231041; RN:2,817,873	USA
CORONA EXTRA (Stylized)	SN:74-337259; RN:2,489,711	USA
CORONA EXTRA (Stylized)	SN:76-230810; RN:2,687,262	USA
CORONA EXTRA and Design	SN:76-559142; RN:2,993,696	USA
CORONA EXTRA and Design	SN:76-544591; RN:3,329,891	USA
CORONA EXTRA CERVEZA LA CERVEZA MAS FINA and Design	SN:77-118947; RN:3,544,218	USA
CORONA EXTRA CERVEZA LA CERVEZA MAS FINA and Design	SN:77-118906; RN:3,544,217	USA
CORONA EXTRA LA CERVEZA MAS FINA and Design	SN:74-337255; RN:2,489,708	USA
CORONA EXTRA LA CERVEZA MAS FINA and Design	SN:78-907233; RN:3,317,902	USA
CORONA FAMILIAR	SN:85-420269	USA
CORONAROJO	SN:85-383807	USA
CORONAROJO	SN:85-354655	USA
CORONITA	SN:85-383802	USA
CORONITA LIGHT	SN:77-379759; RN:3,549,260	USA
CORONITA LIGHT and Design	SN:77-419975; RN:3,611,200	USA
FIND YOUR BEACH	SN:77-870491; RN:4,191,028	USA
FIND YOUR BEACH	SN:85-499815	USA
LA CERVEZA MAS FINA	SN:76-544594; RN:2,963,654	USA
LA CERVEZA MAS FINA and Design	SN:74-337258; RN:1,828,343	USA
MODELO	SN:76-338317; RN:2,631,391	USA
MODELO ESPECIAL	SN:76-338316; RN:2,631,390	USA
MODELO ESPECIAL CHELADA	SN:85-740870	USA

Mark/Name	Ser./Reg./App. No.	Jurisdiction
MODELO LIGHT (Stylized)	SN:85-656356	USA
MODELO LIGHT (Stylized)	SN:85-656355	USA
MODELO LIGHT and Design	SN:85-663677	USA
MODELO LIGHT and Design	SN:85-656354	USA
NEGRA MODELO	SN:76-338315; RN:2,631,389	USA
RELAX RESPONSIBLY	SN:77-120546; RN:3,576,821	USA
RELAX RESPONSIBLY and Design	SN:77-121268; RN:3,463,388	USA
RONAS & RITAS	SN:75-475936; RN:2,279,069	USA
RONAS AND ‘RIAS	SN:85-413853	USA
RONAS AND ‘RIAS	SN:85-383813	USA
VIVA CORONA	SN:85-645054	USA
Crown & Griffins Design	SN:73-708295; RN:1,548,371	USA
Miscellaneous Design	SN:85-469388	USA
Coins & King Design	SN:85-469380	USA
King Design	SN:85-469400	USA
Lion Design	SN:85-656360	USA
Lion Design	SN:85-656358	USA
Lion Design	SN:85-656357	USA
CORONA	RN: TX 33569; AN: 00494075	Texas
CORONA EXTRA	RN: UT 29675; AN: 20805621	Utah
CORONA EXTRA	RN: DE 1989-67233; AN: 08008434	Delaware
CORONA EXTRA	RN: NM 89012001; AN: 01076098	New Mexico
CORONA EXTRA	RN: NH (No Registration Number); AN: 01064334	New Hampshire
CORONA EXTRA	RN: MD 19897054; AN: 01057827	Maryland
CORONA EXTRA	RN: MA 42599; AN: 01055262	Massachusetts
CORONA EXTRA	RN: AZ 17892; AN: 00494153	Arizona
CORONA EXTRA	RN: NM (No Registration Number); AN: 00494152	New Mexico
CORONA EXTRA	RN: TX (No Registration Number); AN: 00494108	Texas
CORONA EXTRA	RN: ID 12517; AN: 00341706	Idaho
CORONA EXTRA	RN: NJ 8463; AN: 00339969	New Jersey
CORONA EXTRA	RN: CT 7439; AN: 00338212	Connecticut
CORONA EXTRA	RN: ME 19890160; AN: 00330567	Maine
CORONA EXTRA	RN: IL 63823; AN: 00329652	Illinois
CORONA EXTRA	RN: LA (No Registration Number); AN: 00017204	Louisiana
CORONA EXTRA LA CERVEZA MAS FINA	RN: WA 17801; AN: 41800097	Washington
CORONA EXTRA LA CERVEZA MAS FINA	RN: WA 9944; AN: 00016520	Washington
MODELO	RN: CA 51955; AN: 00241431	California
MODELO ESPECIAL	RN: CA 99414; AN: 23100029	California
Design	RN: CA 51922; AN: 00241430	California
VICTORIA	RN: CA 52397; AN: 00241579	California
PACIFICO	SN:76-497182; RN:2,885,751	USA
PACIFICO and Design	SN:76-497180; RN:2,862,190	USA
PACIFICO LIGHT	SN:78-896659; RN:3,381,909	USA
CORONARITA	SN:85-383808	USA

Mark/Name	Ser./Reg./App. No.	Jurisdiction
CORONITA RITA	SN:85-383810	USA
CERVECERIA DEL PACIFICO, S.A. DE C.V. CERVEZA PACIFICO CLARA and Design	SN:74-071659; RN:1,671,994	USA
CERVECERIA MODELO S.A. DE C.V. MEXICO MODELO ESPECIAL and Design	SN:77-100703; RN:3,576,774	USA
CERVECERIA MODELO	SN:77-849176; RN:3,896,060	USA
CORONARITA	SN: 85-637980	USA
FAMILIAR (stylized)	SN: 85-420278	USA
Miscellaneous Design	SN: 78-605037	USA

EXHIBIT C

BRAND GUIDELINES

[****]

C-1

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit D

TRADEMARKS

Mark	Ser./Reg./App. No.	Jurisdiction
CERVEZA MODELO LIGHT and Design	SN:78-787355; RN:3,210,796	USA
CORONA	SN:77-221594; RN:3,388,558	USA
CORONA (Stylized)	SN:73-625255; RN:1,681,366	USA
CORONA and Design	SN:73-625252; RN:1,689,218	USA
CORONA EXTRA	SN:77-221686; RN:3,388,566	USA
CORONA EXTRA (Stylized)	SN:73-625250; RN:1,681,365	USA
CORONA EXTRA LA CERVEZA MAS FINA and Design	SN:73-625248; RN:1,729,694	USA
CORONA LIGHT	SN:77-410950; RN:3,605,139	USA
CORONA LIGHT and Design	SN:75-876356; RN:2,406,232	USA
CORONA LIGHT and Design	SN:74-123829; RN:1,727,969	USA
CORONITA EXTRA	SN:74-132069; RN:1,729,701	USA
CORONITA EXTRA LA CERVEZA MAS FINA and Design	SN:74-160423; RN:1,761,605	USA
LA CERVEZA MAS FINA and Design	SN:73-625249; RN:1,495,289	USA
MODELO	SN:73-021202; RN:1,022,817	USA
MODELO ESPECIAL	SN:72-464917; RN:1,055,321	USA
MODELO ESPECIAL and Design	SN:85-074167; RN:4,060,986	USA
MODELO LIGHT	SN:78-771233; RN:3,183,378	USA
NEGRA MODELO	SN:73-128857; RN:1,217,760	USA
NEGRA MODELO and Design	SN:77-499866; RN:3,567,209	USA
VICTORIA and Design	SN:85-469396	USA
Crown & Griffins Design	SN:73-625251; RN:1,462,155	USA
Crown Design	SN:76-617147; RN:3,048,028	USA
King Design (for Victoria Product)	SN:85-469392; RN:4,146,769	USA
Miscellaneous Design (for Victoria Product)	SN:85-469385; RN:4,146,768	USA
Miscellaneous Design (for Victoria Product)	SN:85-469375; RN:4,146,767	USA
PACIFICO	SN:74-071754; RN:1,726,063	USA
PACIFICO CLARA	SN:76-514146; RN:2,866,272	USA
LA CERVEZA DEL PACIFICO CERVEZA PACIFICO CLARA and Design	SN:77-244688; RN:3,589,696	USA
CERVEZA BARRILITO	SN:77-295228; RN:3,440,278	USA
CORONARITA	SN:85-354652	USA
CORONITA RITA	SN:85-413849	USA

D-1

Mark	Ser./Reg./App. No.	Jurisdiction
MODELO ESPECIAL CERVECERIA MODELO MEXICO and Design	SN:85-074113; RN:4,115,677	USA
CERVECERIA MODELO, S.A. DE C.V. - MEXICO and Design	SN:78-605075; RN:3,191,287	USA
VICTORIA	Common Law	USA
LEON	SN:85-459133	USA
LEON	SN:85-459120	USA
LEON	SN:85-459153	USA
LEON	SN:85-459142	USA
LEON (Stylized)	SN:85-459165	USA
LEON (Stylized)	SN:85-459162	USA
LEON (Stylized)	SN:85-459159	USA
LEON (Stylized)	SN:85-459157	USA
LEON and Design	SN:85-459181	USA
LEON and Design	SN:85-459177	USA
LEON and Design	SN:85-459180	USA
LEON and Design	SN:85-459175	USA

D-2

Exhibit E

CHELADA TRADEMARKS

Mark/Name	Ser./Reg./App. No.	Jurisdiction
CERVEZA MODELO ESPECIAL CHELADA and Design	SN:85-766205	USA
CERVEZA MODELO ESPECIAL CHELADA and Design	SN:85-766203	USA

E-1

Exhibit F

NON-EXCLUSIVE TRADEMARKS

Mark/Name	Ser./Reg./App. No.	Jurisdiction
CELEBRATE CINCO	SN: 85-645065	USA
¡CELEBREMOS! CELEBRATE CINCO	SN: 85-645049	USA
FAMILIAR	SN: 85-420277	USA

F-1